                                                                     EXHIBIT 2.1



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                          AGREEMENT AND PLAN OF MERGER

                         dated as of September 22, 2003

                                      among

                        UNITED STATES EXPLORATION, INC.,

                             DGL ACQUISITION CORP.,

                                       and

                               DGL MERGERCO, INC.

================================================================================

                                TABLE OF CONTENTS

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                                                                               Page
                                                                               ----
SECTION 1 DEFINITIONS......................................................       1

SECTION 2 THE MERGER.......................................................       7
    2.1    Basic Structure.................................................       7
    2.2    Conversion of Shares............................................       7
    2.3    Dissenting Shares...............................................       7
    2.4    Stock Options; Directors Plan...................................       8
    2.5    Shareholder Approval............................................       9
    2.6    Surrender and Payment...........................................      10
    2.7    Earnest Money...................................................      11
    2.8    Closing.........................................................      11

SECTION 3 REPRESENTATIONS AND WARRANTIES OF UXP............................      11
    3.1    Due Incorporation and Good Standing.............................      11
    3.2    Authorization of Transaction....................................      12
    3.3    Charter Documents...............................................      12
    3.4    No Conflicting Agreements; Consents.............................      12
    3.5    Capitalization..................................................      12
    3.6    Subsidiaries....................................................      13
    3.7    Company Filings; Proxy Statement................................      13
    3.8    Absence of Changes; Operation in the Ordinary Course............      13
    3.9    No Undisclosed Liabilities......................................      13
    3.10   Taxes...........................................................      14
    3.11   Properties......................................................      14
    3.12   Intellectual Property...........................................      15
    3.13   Plans...........................................................      16
    3.14   Labor Relations.................................................      16
    3.15   Licenses, etc...................................................      16
    3.16   Compliance with Laws............................................      16
    3.17   Environmental Matters...........................................      17
    3.18   Litigation......................................................      18
    3.19   Material Contracts..............................................      18
    3.20   Accounting Controls.............................................      18
    3.21   Reserve Report..................................................      19
    3.22   Certain Agreements..............................................      19
    3.23   Brokers, Finders, etc...........................................      19

SECTION 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO............      19
    4.1    Due Incorporation and Good Standing.............................      19
    4.2    Authorization of Transaction....................................      20
    4.3    No Conflicting Agreements; Consents.............................      20
    4.4    Solvency........................................................      20

    4.5    No Prior Activities.............................................      20
    4.6    Financing.......................................................      20
    4.7    Independent Evaluation..........................................      21
    4.8    Brokers, Finders, etc...........................................      21

SECTION 5 CERTAIN COVENANTS................................................      21
    5.1    Conduct of Business Pending the Closing Date....................      21
    5.2    Access to Information...........................................      24
    5.3    Consents........................................................      24
    5.4    Announcements...................................................      24
    5.5    Risk Management.................................................      25
    5.6    No Solicitation; Subsequent Determination.......................      25
    5.7    Indemnification and Insurance...................................      26
    5.8    Performance by Mergerco.........................................      27
    5.9    Employee Matters................................................      27
    5.10   Notification of Certain Matters.................................      28
    5.11   Section 16 Matters..............................................      28
    5.12   Certain Contracts...............................................      28
    5.13   Other Actions...................................................      28

SECTION 6 CONDITIONS PRECEDENT.............................................      29
    6.1    Conditions Precedent to Obligations of UXP......................      29
    6.2    Conditions Precedent to Obligations of Parent and Mergerco......      29
    6.3    Conditions Precedent to the Obligations of Each Party...........      30

SECTION 7 TERMINATION......................................................      31
    7.1    Right to Terminate..............................................      31
    7.2    Effect of Termination...........................................      32
    7.3    Termination Fee.................................................      33
    7.4    Disposition of Escrow...........................................      33

SECTION 8 MISCELLANEOUS....................................................      34
    8.1    Survival........................................................      34
    8.2    Jurisdiction; Venue.............................................      34
    8.3    Amendments and Supplements......................................      34
    8.4    Governing Law...................................................      34
    8.5    Notices.........................................................      35
    8.6    Entire Agreement, Assignability, Etc............................      35
    8.7    Exclusivity of Representations..................................      36
    8.8    Counterparts....................................................      36
    8.9    Headings; Terms.................................................      36
    8.10   Waivers.........................................................      36
    8.11   Severability....................................................      36
    8.12   Expenses........................................................      36
    8.13   Construction....................................................      37
    8.14   Incorporation of Disclosure Schedule............................      37

                                     ANNEXES

Annex I           -        Plan of Merger

Annex II          -        Transition Agreement

Annex III         -        Voting Agreement

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 22, 2003, is entered into by and among United States Exploration, Inc., a Colorado corporation ("UXP"), DGL Acquisition Corp., a Delaware corporation ("Parent"), and DGL Mergerco, Inc., a Colorado corporation ("Mergerco").

                                    RECITALS

         A. The respective Boards of Directors of UXP, Parent and Mergerco have determined that the merger of Mergerco with and into UXP (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and the plan of merger attached hereto as ANNEX I (the "Plan of Merger"), would be advisable and in the best interests of their respective shareholders, and have approved the Plan of Merger and the Merger, pursuant to which each outstanding share of UXP Common Stock will, except as otherwise provided herein, be converted into the right to receive a cash payment.

         B. The Board of Directors of UXP has resolved to recommend that the holders of the outstanding shares of UXP Common Stock approve this Agreement and the Merger and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

         C. In furtherance thereof, the Boards of Directors of UXP, Parent and Mergerco have approved this Agreement and the Merger in accordance with Colorado law and upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

         In consideration of the premises and the mutual covenants set forth herein, and intending to be legally bound hereby, UXP, Parent and Mergerco agree as follows:

                                    SECTION 1
                                   DEFINITIONS

         As used in this Agreement, the following terms have the indicated meanings:

         "Acquisition Proposal" means any offer or proposal for a merger or other business combination involving UXP or the acquisition of an equity interest in, or a substantial portion of the assets of, UXP, other than the transactions contemplated or permitted by this Agreement.

         "Affiliate" means, as to a designated Person, another Person that controls, is controlled by or is under common control with the designated Person, and control means the power, directly or indirectly, by stock ownership, contract, family relationship, employment, position or otherwise, to significantly influence the business decisions of another Person.

         "Agreement" has the meaning given in the Preamble.

         "Alternative Transaction" has the meaning given in Section 2.5.2.

         "Background Materials" has the meaning given in Section 4.7.





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         "Bank of Oklahoma Hedge" has the meaning given in Section 5.5.

         "Business Day" means any day on which banking institutions in Denver, Colorado are open for business.

         "Certificates" has the meaning given in Section 2.6.1.

         "Charter Documents" means the articles or certificate of incorporation and bylaws of a corporation.

         "Closing" has the meaning given in Section 2.8

         "Closing Date" has the meaning given in Section 2.8

         "COBRA" has the meaning given in Section 3.13.5.

         "Code" means the United States Internal Revenue Code of 1986, as amended.

         "Company Filings" has the meaning given in Section 3.7.

         "Company Stock Option" has the meaning given in Section 2.4.1.

         "Confidentiality Agreement" has the meaning given in Section 5.2.

         "Cost and Expense Sharing Agreement" means the Cost and Expense Sharing Agreement dated August 7, 1997, between UXP and Benson Mineral Group, Inc., as amended by the letter agreement dated December 21, 2000 and the Amendment to Cost and Expense Sharing Agreement dated March 1, 2001.

         "Defensible Title" means such title of UXP in and to the Leases and Wells that, subject to and except for the Permitted Encumbrances: (i) entitles UXP to receive a share of revenues from the Leases and Wells not less than the Net Revenue Interest described in Section 3.11.1 of the UXP Disclosure Schedule;
(ii) obligates UXP to bear a share of the costs and expenses relating to the Leases and Wells not greater than the Working Interest described in Section
3.11.1 of the UXP Disclosure Schedule; and (iii) is free and clear of material liens, encumbrances, mortgages and claims and any defects that would create a material impairment of use and enjoyment of or loss of interest in the affected Lease or Well.

         "Dissenting Shares" has the meaning given in Section 2.3.

         "Effective Time" has the meaning given in Section 2.1.

         "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "Environmental Laws" means any United States federal, state or local laws, regulations, orders, decrees, permits, authorizations, or agency requirements relating to (1) pollution,




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protection, or restoration of the environment, health or safety (in each case relating to the environment) including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Clean Water Act and the Clean Air Act or (2) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

         "ERISA" has the meaning given in Section 3.13.2.

         "Escrow Account" has the meaning given in Section 2.7.

         "Escrow Agent" has the meaning given in Section 2.7.

         "Escrow Date" has the meaning given in Section 2.7.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations of the SEC thereunder.

         "Exchange Agent" has the meaning given in Section 2.6.1.

         "Exchange Agreement" means the Exchange Agreement dated July 15, 2003 between UXP and Kerr-McGee Rocky Mountain Corporation.

         "Exploration Agreement" has the meaning given in Section 3.11.1.

         "Financial Statements" has the meaning given in Section 3.7.1.

         "Hazardous Substances" means any material, chemical, compound, mixture, hazardous substance or hazardous waste listed in, classified by, or regulated under any Environmental Law.

         "Indemnified Persons" has the meaning given in Section 5.7.1.

         "Intellectual Property" means all intellectual property rights pertaining to the business of UXP, including all (i) trademarks, tradenames, service marks or other trade rights, whether or not registered, and all pending applications for any such registrations; (ii) copyrights, copyrightable materials or pending applications therefor; (iii) trade secrets; (iv) inventions, discoveries, designs, and drawings; (v) computer software, including all source and object codes and manuals; and (vi) patents and patent applications.

         "Knowledge" of UXP means the actual knowledge that any of the Chief Executive Officer, Chief Financial Officer or Vice President Land has or would have had after reasonable investigation. For that purpose, reasonable investigation shall mean, with respect to matters for which a particular officer does not have direct operational responsibility, inquiry of employees responsible for the applicable area of operations or subject matter.

         "Leases" means oil, gas and mineral leasehold interests and other leasehold interests, subleases, mineral servitudes, licenses, concessions, working interests, farmout or farmin rights, royalties, overriding royalties or other non-working or carried interests, operating rights or other rights and interests described or referred to in Section 3.11.1 of the UXP Disclosure Schedule,




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

including, without limitation, all right, title, and interest of UXP in all pooled or unitized areas in which the Leases are included, to the extent that such rights and interests arise from and are associated with the Leases or Wells, and all right, title and interest owned by UXP in, under or derived from all or any presently existing unitization, pooling, operating, communitization or other agreements, whether voluntary or involuntary, or formed under orders, regulations, rules or declaration or other official acts of any governmental authority.

         "Material Adverse Effect" means any change in or effect on the business of UXP that is or would be materially adverse to the results of operations, properties, condition (financial or otherwise) or business of UXP, except for changes or effects resulting from or in connection with (i) general economic, industry (whether affecting the oil and gas industry nationally or in the Rocky Mountain region) or financial market conditions, (ii) the announcement or expectation of the transactions contemplated hereby or (iii) acts or omissions of UXP required or contemplated by this Agreement.

         "Material Contracts" has the meaning given in Section 3.19.

         "Merger" has the meaning given in the Recitals.

         "Mergerco" has the meaning given in the Preamble.

         "Merger Consideration" means $2.82 per share of UXP Common Stock.

         "Net Revenue Interest" means UXP's interest in a Lease or Well, after deducting all lessors' royalties, overriding royalties, production payments, net profits interests and other interests or burdens on or that are measured by or are payable out of the production of hydrocarbons produced therefrom or the proceeds realized from the sale or other disposition thereof.

         "Option Plans" has the meaning given in Section 2.4.

         "Parent" has the meaning given in the Preamble.

         "Parent Expenses" has the meaning give in Section 7.3.1.

         "Parent Plan" has the meaning given in Section 5.9.1(ii).

         "Permitted Encumbrances" means: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens, and operator's liens and other similar liens arising in the ordinary course of business and securing amounts not yet delinquent or being contested in good faith and for which appropriate accruals have been made; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that do not, individually or in the aggregate, materially adversely affect the value, operation or use of property subject thereto for its current and anticipated purposes; (e) lessor's royalties, overriding royalties, nonparticipating royalties, net profits interests, carried interests, production payments,




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

reversionary interests, and other burdens, if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of UXP in any Well or Lease to an amount less than the Net Revenue Interest for such Well or Lease set forth in Section 3.11.1 of the UXP Disclosure Schedule, and does not obligate UXP to bear costs and expenses relating to any Well or Lease in a proportion greater than the Working Interest of UXP for such Well or Lease as set forth in Section 3.11.1 of the UXP Disclosure Schedule (unless the actual Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Section 3.11.1 of the UXP Disclosure Schedule in at least the same proportion as the proportion that such costs and expenses required to be borne is greater than such Working Interest); (f) easements, rights-of-way, servitudes, permits, licenses, surface leases, and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways, and other easements and rights-of-way on, over, or in respect of any lands which will not materially interfere with the operation or use of any of the affected Leases; (g) farmout and farmin agreements, participation agreements, joint operating agreements (including operators' liens granted therein), division orders, pooling agreements, unitization orders or agreements, and hydrocarbon sales agreements entered into in the ordinary course of business to the extent that such orders and agreements do not operate to reduce the Net Revenue Interest of UXP in any Well or Lease to an amount less than the Net Revenue Interest for such Well or Lease set forth in Section 3.11.1 of the UXP Disclosure Schedule and do not obligate UXP to bear costs and expenses relating to any Well or Lease in a proportion greater than the Working Interest of UXP for such Well or Lease as set forth in Section 3.11.1 of the UXP Disclosure Schedule (unless the actual Net Revenue Interest for such Well or Lease is greater than the Net Revenue Interest set forth in Section 3.11.1 of the UXP Disclosure Schedule in at least the same proportion as the proportion that such costs and expenses required to be borne is greater than such Working Interest);
(h) all liens, contracts, agreements, instruments, obligations, defects, and irregularities affecting the Wells and Leases that, individually or in the aggregate, are not such as to materially and adversely interfere with the operation or use, if any, of Wells or Leases, do not prevent UXP from receiving the proceeds of production from any of the Wells or Leases, do not reduce the Net Revenue Interest of UXP for any Well or Lease below that set forth in
Section 3.11.1 of the UXP Disclosure Schedule, and do not obligate UXP to bear costs and expenses of any Well or Lease in an amount greater than the Working Interest of UXP for such Well or Lease as set forth in Section 3.11.1 of the UXP Disclosure Schedule (unless the actual Net Revenue Interest for such Well or Lease is greater than the Net Revenue Interest set forth in Section 3.11.1 of the UXP Disclosure Schedule in at least the same proportion as the proportion that such costs and expenses required to be borne is greater than such Working Interest); (i) any liens created by law or reserved in oil, gas, and/or mineral leases for royalty, bonus, or rental, or securing compliance with the terms of such leases; (j) traditional rights of reassignment requiring notice and/or the reassignment of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest or operating right;
(k) rights reserved to or vested in any governmental authority by statute or regulation to control or regulate any Lease in any manner, and (l) any defect, irregularity, deficiency in title or other matter that a reasonable and prudent operator, experienced and knowledgeable in the domestic oil and gas business, would not consider a material impairment of UXP's title in a Lease or Well.




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

         "Person" means an individual and any corporation, partnership, trust, limited liability company, association, governmental authority or other entity.

         "Plan of Merger" has the meaning given in the Recitals.

         "Plans" has the meaning given in Section 3.13.1.

         "Proxy Statement" has the meaning given in Section 2.5.1(ii).

         "Reserve Report" has the meaning given in Section 3.21.

         "Risk Management Decision" has the meaning given in Section 5.5.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the regulations of the SEC thereunder.

         "Special Meeting" has the meaning given in Section 2.5.1(i).

         "Subsequent Determination" has the meaning given in Section 5.6(iii).

         "Superior Proposal" means any unsolicited bona fide Acquisition Proposal for at least a majority of the outstanding UXP Common Stock or substantially all of UXP's assets by a third party on terms that the Board of Directors of UXP determines in its good faith judgment, after receiving the advice of its financial advisors, to be more favorable from a financial point of view to UXP's shareholders than the Merger, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

         "Tax" means any federal, state or local tax or any foreign tax (including, without limitation, any net income, gross income, profits, premium, estimated, excise, sales, value added, services, use, occupancy, gross receipts, franchise, license, ad valorem, real property, personal property, severance, production, capital levy, production, stamp, transfer, withholding, employment, unemployment, social security (including FICA), payroll or property tax, customs duty, or any other governmental charge or assessment), together with any interest, addition to tax, or penalty.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Termination Date" has the meaning given in Section 7.1.2.

         "Termination Fee" has the meaning given in Section 7.3.1.




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

         "Transition Agreement" means an agreement between UXP and Benson Mineral Group, Inc. substantially in the form attached hereto as ANNEX II.

         "UPRC" has the meaning given in Section 3.11.1.

         "UXP" has the meaning given in the Preamble.

         "UXP Common Stock" means the common stock, $.0001 par value, of UXP.

         "UXP Disclosure Schedule" has the meaning given in the introductory language to Section 3.

         "Voting Agreement" means a Voting Agreement substantially in the form attached hereto as ANNEX III.

         "Wells" means those oil or natural gas wells (whether producing, not producing, abandoned or temporarily abandoned), water source wells, and water and other types of injection or disposal wells and systems located on the Leases, including, without limitation, the wells described and identified in
Section 3.11.1 of the UXP Disclosure Schedule.

         "Working Interest" means UXP's interest in a Lease or Well, before deducting any lessors' royalties, ownership royalties, production payments, net profit interests and other interests or burdens on or that are measured by or payable out of the production of hydrocarbon produced therefrom or the proceeds realized from the sale or other disposition thereof.

                                    SECTION 2
                                   THE MERGER

         2.1 BASIC STRUCTURE. On the terms and subject to the conditions set forth in this Agreement, Mergerco, as the disappearing corporation, will be merged with and into UXP, as the surviving corporation, all as more specifically provided in the Plan of Merger. After the Merger, Parent will own all of the issued and outstanding stock of UXP. On the Closing Date, UXP and Mergerco will cause articles of merger in the form required by Colorado law to be filed with the Colorado Secretary of State. The Merger will become effective upon such filing (the "Effective Time").

         2.2 CONVERSION OF SHARES. In the Merger, each share of UXP Common Stock outstanding at the Effective Time (other than shares held by Parent or Mergerco and Dissenting Shares) shall be converted into the right to receive an amount of cash equal to the Merger Consideration. Each outstanding share of UXP Common Stock which is held by Parent or Mergerco and any issued shares of UXP Common Stock held in the treasury of UXP shall be canceled and retired and no payment shall be made with respect thereto. Each share of the common stock of Mergerco outstanding at the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of UXP Common Stock.

         2.3 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of UXP Common Stock outstanding immediately prior to the Effective Time and held by holders who comply with all of the relevant provisions of Section 7-113-101 et seq. of the




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

Colorado Business Corporation Act ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration and shall be purchased and paid for in accordance with Section 7-113-101 et. seq. of the Colorado Business Corporation Act. If, after the Effective Time, any such holder fails to perfect or withdraws or otherwise loses such right, each of such holder's shares of UXP Common Stock shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. UXP shall give Parent prompt notice of any demands received by UXP for appraisal of shares of UXP Common Stock, and, prior to the Effective Time, Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, UXP shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

         2.4      STOCK OPTIONS; DIRECTORS PLAN.

                  2.4.1 SETTLEMENT OF STOCK OPTIONS. As soon as practicable following the date of this Agreement, UXP (or, if appropriate, any committee administering any stock option or compensation plan or arrangement) shall take such actions as are required (including, if necessary, entering into agreements with individual optionees) to provide that upon the consummation of the Merger, each holder of a then outstanding stock option or other right to purchase or otherwise acquire shares of UXP Common Stock granted under any stock option or compensation plan or arrangement of UXP (a "Company Stock Option"), whether or not then exercisable, shall: (i) if such Company Stock Option is in-the-money (based on the Merger Consideration), upon surrender thereof to UXP or its designee, receive from UXP the excess, if any, of the Merger Consideration over the exercise price per share for each share of UXP Common Stock covered by such Company Stock Option, net of any applicable tax withholding, or (ii) if such Company Stock Option is not in-the-money (based on the Merger Consideration), surrender such Company Stock Option to UXP for cancellation. Subject to the terms and conditions set forth herein, UXP and such committee shall further take all actions necessary to cause each stock option or compensation plan or arrangements of UXP providing for the granting of Company Stock Options ("Option Plans") to terminate at the Effective Time.

                  2.4.2 DIRECTORS FEE STOCK PLAN. The UXP Board of Directors shall take such actions as are required to terminate UXP's Directors Fee Stock Plan effective at the Effective Time and to otherwise amend the Directors Fee Stock Plan as required to carry out the provisions of this Section 2.4.2. In lieu of issuing additional shares of UXP Common Stock under the Directors Fee Stock Plan, UXP shall pay to each of its outside directors, as of the earlier of such director's resignation, other termination of service, or the Effective Time, (i) for all meetings of the Board of Directors or any Committee thereof on or before the date of this Agreement, an amount of cash equal to the product of the Merger Consideration multiplied by the number of shares of UXP Common Stock to which such Director would otherwise be entitled pursuant to the Directors Fee Stock Plan if such Director had resigned on the last trading day before the date of this Agreement and (ii) for all meetings of the Board of Directors or any Committee thereof after the date of this Agreement and prior to the Effective Time, directors' fees in cash at the rates in effect prior to the date of this Agreement.




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

         2.5      SHAREHOLDER APPROVAL.

                  2.5.1 SPECIAL MEETING; PROXY STATEMENT. UXP, acting through its Board of Directors, shall in accordance with applicable law and its Charter
Documents:

                  (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the date of this Agreement for the purpose of considering and taking action upon this Agreement and the Merger;

                  (ii) except as expressly permitted by Section 5.6, include in the proxy or information statement (the "Proxy Statement") with respect to the Special Meeting the recommendation of its Board of Directors that its shareholders vote in favor of the approval and adoption of this Agreement, the Plan of Merger, the Merger and the transactions contemplated hereby; and

                  (iii) use its reasonable best efforts (a) to obtain and furnish the information required to be included by it in the Proxy Statement,
(b) to file the Proxy Statement with the SEC as promptly as is practicable, after consultation with and review by, Parent and its advisors, (c) after consultation with the other parties hereto, respond as promptly as is reasonably practicable to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, (d) cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time, and (e) subject to the fiduciary duties of its Board of Directors under applicable laws, to obtain the necessary approval and adoption of this Agreement, the Plan of Merger, the Merger and the transactions contemplated hereby by its shareholders.

Any information in the Proxy Statement or any amendment or supplement thereto relating to Parent, its stockholders or Affiliates, or Mergerco or the sources or status of the financing for the Merger shall be subject to the prior approval of Parent, which approval shall not be unreasonably withheld or delayed, and UXP shall not file or disseminate the Proxy Statement without such consent.

                  2.5.2 NO WITHDRAWAL OR MODIFICATION OF RECOMMENDATION. Neither the Board of Directors of UXP nor any committee thereof will, except as expressly permitted by Section 5.6, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent or Mergerco, the approval or recommendation of the Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal from a party other than Parent or Mergerco (an "Alternative Transaction"), or (iii) cause UXP to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Transaction.

                  2.5.3 VOTING BY PARENT. Parent, as the sole shareholder of Mergerco, hereby consents to the adoption of this Agreement by Mergerco and agrees that such consent shall be treated for all purposes as a vote duly taken at a meeting of the shareholders of Mergerco held for this purpose.

         2.6      SURRENDER AND PAYMENT.

                  2.6.1 EXCHANGE AGENT. Prior to the Effective Time, Parent shall appoint an agent who shall be reasonably acceptable to UXP (the "Exchange Agent") for the purpose of exchanging certificates representing shares of UXP Common Stock ("Certificates") for the payments contemplated in Section 2.2. As of the Effective Time, Parent shall deposit with the Exchange Agent the Merger Consideration to be paid in respect of each outstanding share of UXP Common Stock other than shares owned by Parent, Mergerco or UXP and Dissenting Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of shares of UXP Common Stock at the Effective Time (other than those beneficially owned by Parent, Mergerco or UXP and other than Dissenting Shares) a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of Certificates to the Exchange Agent).

                  2.6.2 SURRENDER OF CERTIFICATES. As promptly as practicable after surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, the holder of such Certificate shall be paid in exchange therefor cash in the amount that the holder of such Certificate is entitled to receive under Section 2.2 and such Certificate shall be canceled. No interest shall be paid or accrued in respect of the Merger Consideration. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of Parent or UXP as the surviving corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.6.2, each Certificate (other than Certificates representing shares held by Parent or Mergerco and Dissenting Shares) shall represent for all purposes solely the right to receive the Merger Consideration, without interest.

                  2.6.3 LIMITATIONS. After the Effective Time, holders of UXP Common Stock shall cease to be, and shall have no rights as, shareholders of UXP, and there shall be no transfers of shares of UXP Common Stock on the stock transfer books of UXP as the surviving corporation. If, after the Effective Time, Certificates are presented to the Exchange Agent or UXP as the surviving corporation, they shall be canceled and exchanged for cash as provided in this
Section 2.6, subject to applicable law in the case of Dissenting Shares.

                  2.6.4 UNCLAIMED FUNDS. Any portion of the funds made available to the Exchange Agent which remain unclaimed by the shareholders of UXP on the date 180 days after the Effective Time shall be repaid to the surviving corporation, upon demand, and any shareholder of UXP who has not theretofore surrendered a Certificate pursuant to Section 2.6.2 shall thereafter look only to UXP as a general creditor for payment of the Merger Consideration, without interest. Any amounts remaining unclaimed by holders of shares of UXP Common Stock immediately prior to the time when the amounts would otherwise escheat to or become property of any governmental authority shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

                  2.6.5 WITHHOLDING RIGHTS. Each of the surviving corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Section 2.2, and shall pay to the appropriate taxing authority, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the surviving corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of UXP Common Stock in respect of which the surviving corporation or Parent, as the case may be, made such deduction and withholding.

                  2.6.6 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the surviving corporation, the posting by such person of a bond, in such reasonable amount as the surviving corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by Section 2.2.

         2.7 EARNEST MONEY. Upon the execution of this Agreement, Parent has deposited in an escrow account (the "Escrow Account") at Colorado Business Bank N.A. (the "Escrow Agent") its promissory note in the principal amount of $2,000,000, payable on or before October 6, 2003 (the "Escrow Note"). On or before October 6, 2003, Parent will deposit in the Escrow Account, in substitution for the Escrow Note, $2,000,000 in cash.

         2.8 CLOSING. As soon as reasonably practicable after the satisfaction or waiver of all of the conditions precedent set forth in Section 6, the closing of the Merger (the "Closing") shall be held at the Denver, Colorado offices of Davis Graham & Stubbs LLP, or at such other place as Parent and UXP may agree upon (the date upon which the Closing occurs being referred to as the "Closing Date").

                                    SECTION 3
                      REPRESENTATIONS AND WARRANTIES OF UXP

         In order to induce Parent and Mergerco to enter into this Agreement, UXP represents and warrants, except as set forth in the Company Filings or as set forth in the disclosure schedule delivered by UXP to Parent on the date hereof (the "UXP Disclosure Schedule"), as follows:

         3.1 DUE INCORPORATION AND GOOD STANDING. UXP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and is duly qualified to do business and is in good standing as a foreign corporation in the jurisdictions set forth in Section 3.1 of the UXP Disclosure Schedule, which are all of the jurisdictions where such qualification is required and where the failure to be qualified would have a Material Adverse Effect. UXP has the requisite corporate power and authority to own its assets and carry on its business as presently conducted and to enter into and perform its obligations under this Agreement.

         3.2 AUTHORIZATION OF TRANSACTION. This Agreement has been duly authorized, validly executed and delivered by UXP and constitutes the legal, valid and binding obligation of UXP, enforceable in accordance with its terms, subject to bankruptcy and other laws affecting creditors' rights generally and to general principles of equity.

         3.3 CHARTER DOCUMENTS. The copies of the Charter Documents of UXP previously provided to Parent are true and complete and reflect all amendments through the date hereof.

         3.4 NO CONFLICTING AGREEMENTS; CONSENTS. The execution, delivery and performance by UXP of this Agreement and each of the other agreements or instruments to be delivered pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (whether with the passage of time, the giving of notice or both) result in (i) a violation of any law, statute, rule, regulation, order, judgment or decree of any court or any governmental authority or body having jurisdiction over UXP or any of its assets; or (ii) a breach of or default under or the acceleration of any obligation under any material agreement, instrument, lease, contract, mortgage, deed or license to which UXP is a party or by which UXP or any of its assets are bound or affected; or (iii) assuming the approval of the shareholders of UXP as contemplated by Section 2.5, a violation of or a conflict with any Charter Document of UXP. Except for the approval of the Merger by the shareholders of UXP as contemplated by Section 2.5, compliance with any applicable requirements of the Exchange Act, compliance with the rules of the American Stock Exchange and the filing of articles of merger pursuant to Colorado law, no notice to, or consent, approval, order or authorization of, or declaration or filing with, any governmental authority or other Person is required to be obtained or made by UXP in connection with the execution, delivery and performance of or the consummation of the transactions contemplated by this Agreement, except where any of the foregoing, individually or in the aggregate, does not and would not reasonably be expected (i) to have a Material Adverse Effect or (ii) to prevent or materially delay the consummation of the Merger. UXP is subject to no agreement that includes a preferential right in any Person to purchase any Lease or Well that would be triggered by the execution of this Agreement or the consummation of the Merger.

         3.5 CAPITALIZATION. The authorized capital stock of UXP consists of 500,000,000 shares of UXP Common Stock, $.0001 par value, of which 18,739,939 shares are issued and outstanding and 139,590 shares are held in treasury as of the date hereof, and 100,000,000 shares of preferred stock, $.01 par value, of which (i) 250,000 shares have been designated the 1994 Series A Convertible Preferred Stock, none of which are issued and outstanding as of the date hereof,
(ii) 104,000 shares have been designated the 1994 Series B Convertible Preferred Stock, none of which are issued and outstanding as of the date hereof, (iii) 4,000,000 shares have been designated the 1996 Series C Convertible Preferred Stock, none of which are issued and outstanding as of the date hereof, and (iv) the remainder are undesignated, none of which are issued and outstanding as of the date hereof. All of the outstanding UXP Common Stock is duly authorized, validly issued, fully paid and nonassessable. Section 3.5 of the UXP Disclosure Schedule reflects all outstanding options, warrants, convertible securities or other rights to purchase, subscribe for or otherwise acquire any capital stock of UXP from UXP, including the shares of UXP Common Stock issuable pursuant to the Directors' Fee Stock Plan as of the date set forth therein. The outstanding UXP Common Stock was not issued in violation of the preemptive rights of any Person.

         3.6 SUBSIDIARIES. Except for joint ventures, operating agreements and similar arrangements set forth in Section 3.6 of the UXP Disclosure Schedule, UXP does not own, directly or indirectly, any capital stock, any partnership, equity or other ownership interest in, or any security issued by, any other corporation, organization, association, entity, business enterprise or other Person.

         3.7      COMPANY FILINGS; PROXY STATEMENT.

                  3.7.1 COMPANY FILINGS. Since January 1, 2000, UXP has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act or the Exchange Act (the "Company Filings"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the Company Filings, including without limitation any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited financial statements of UXP included in the Company Filings (the "Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in such financial statements and except as permitted by applicable SEC regulations) and fairly present the consolidated financial position of UXP as of the dates thereof and the results of operations, cash flows, and changes in shareholders' equity of UXP for the periods presented therein, subject, in the case of unaudited financial statements, to normal year-end audit adjustments. UXP has made available to Parent and Mergerco all of the Company Filings.

                  3.7.2 PROXY STATEMENT. The Proxy Statement and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of UXP, and at the time such shareholders vote on approval and adoption of this Agreement, Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this 3.7(b) will not apply to statements or omissions included in the Proxy Statement based upon information furnished to UXP in writing by Parent specifically for use therein.

         3.8 ABSENCE OF CHANGES; OPERATION IN THE ORDINARY COURSE. Since December 31, 2002, UXP has conducted its business only in the ordinary and usual course, and there has not occurred any event or change having or reasonably likely to have a Material Adverse Effect. Since June 30, 2003, UXP has not taken any other action which, if it had been taken after the date hereof, would have required the consent of Parent under any of clauses (i) through (ix), (xi),
(xiii) or (xiv) of Section 5.1.2 hereof.

         3.9 NO UNDISCLOSED LIABILITIES. Except for liabilities and obligations (i) disclosed in Section 3.9 of the UXP Disclosure Schedule, (ii) disclosed in the Company Filings, or (iii) incurred in connection with the Merger, UXP has no liabilities or obligations of any nature, whether accrued, contingent or otherwise, that have, or would be reasonably likely to have, a Material Adverse Effect.

         3.10 TAXES. UXP has furnished correct and complete copies of US federal income tax returns that have been filed by it for all periods commencing on or after January 1, 1997. UXP has filed all Tax Returns that it has been required to file. All such Tax Returns were correct and complete in all material respects. All Taxes that have become due and payable from UXP have been paid, except for taxes which are payable by third parties for which UXP has not been billed and for which appropriate reserves or accruals have been made on the Financial Statements. UXP is not currently the beneficiary of any extension of time within which to file any Tax Return. UXP has not received notice from an authority in any jurisdiction where it does not file Tax Returns that it may be subject to taxation by that jurisdiction. UXP has withheld and paid all Taxes required to have been withheld and paid in connection with material amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. There is no dispute, audit, investigation, proceeding or claim concerning any liability with respect to Taxes of UXP either (i) claimed or raised by any government authority in writing or (ii) as to which UXP has Knowledge based upon contact with any agent of such authority. UXP has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. UXP has not been a member of an affiliated group filing a consolidated federal Income Tax Return (or any other consolidated, combined or unitary Income Tax Return), except as the common parent entity of such group. UXP has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will be non-deductible under Code section 162, 280G or 404. There has been no change in the accounting methods of UXP with respect to which any amounts are reportable under Code Section 481. UXP has not entered into any transaction that is being accounted for as an installment sale under Code Section 453. UXP is not a party to any tax sharing agreements. Prior to the Effective Time, none of UXP's net operating losses are subject to limitations under Code Section 382 or to separate return year limitations, aside from any limitations arising as a result of the Merger. Neither UXP nor any property of UXP is part of an arrangement that constitutes a partnership for purposes of Subchapter K of Chapter 1 of Subtitle A of the Code ("Subchapter K"), unless an effective election has been made to exclude such arrangement from the application of Subchapter K.

         3.11     PROPERTIES.

                  3.11.1 TITLE. Section 3.11.1 of the UXP Disclosure Schedule sets forth a brief description of all Leases and Wells in which UXP owns an interest and specifies UXP's interests in the Leases and Wells. UXP has good and Defensible Title to its interests in the Leases and Wells forming the basis for the proved reserves to which value is assigned in the Reserve Report that are attributable to such interests and to all other assets, real and personal, reflected in the most recent balance sheet in the Company Filings filed prior to the date of this Agreement as owned by UXP, other than equipment sold or otherwise disposed of (and replaced if necessary) in the ordinary course of business and oil, gas and other liquid products produced from the Wells in the ordinary course of business, in each case since the date of such balance sheet. UXP has met all of its commitments under the Exploration Agreement with Union Pacific Resources Company ("UPRC") dated April 9, 1998, as amended (the "Exploration Agreement"), during the initial term and the first three option terms thereof and has validly elected to extend that agreement pursuant to its terms for a fourth option term ending November 30, 2003. UXP has completed drilling all of the required commitment wells under the Exploration Agreement to extend the Exploration Agreement to the fifth option term. UXP has the right to earn interests in the acreage covered by the Exploration Agreement, (i) to the extent that UPRC has interests in such acreage and (ii) subject to the terms and conditions of the Exploration Agreement. The locations to which proved undeveloped reserves are assigned in the Reserve Report that are covered by the Exploration Agreement and for which UXP does not currently have a Lease are available to be earned pursuant to the Exploration Agreement, and the interests in such locations forming the basis for such proved undeveloped reserves are the interests that UXP has the right to earn under the Exploration Agreement; provided, however, that UXP makes no representation or warranty as to UPRC's title to or interest in any such location.

                  3.11.2 STATUS OF LEASES. All Leases, which Leases are set forth in Section 3.11.1 of the UXP Disclosure Schedule, are in full force and effect, are valid and enforceable and grant the rights purported to be granted thereby. No material amount of the royalties, rentals and other payments due under the Leases is past due. UXP has not been notified in writing and has no Knowledge of a material breach or default by it under any Lease, which claim of breach or default has not been resolved. To the Knowledge of UXP, no event has occurred or failed to occur which constitutes, or which, with the giving of notice or the passage of time or both, would constitute, a default, violation or breach under any material Lease.

                  3.11.3 CALLS ON PRODUCTION; TAKE-OR-PAY DELIVERIES. Except as set forth in Section 3.11.3 of the UXP Disclosure Schedule, there are no calls on UXP's oil or gas production and UXP has no obligation to deliver oil or gas pursuant to any take-or-pay, prepayment or similar arrangement without receiving full payment therefor.

                  3.11.4 GAS IMBALANCES. Section 3.11.4 of the UXP Disclosure Schedule sets forth UXP's imbalances in gas production as provided to it by the operators of the wells to which the imbalances relate as of the dates set forth therein. UXP does not have any other imbalances in gas production that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                  3.11.5 HEDGING. UXP is not a party to or bound by any future, hedge, swap, collar, put, call, floor, cap, option or other contract intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of hydrocarbons as of the date hereof other than the Bank of Oklahoma Hedge.

         3.12 INTELLECTUAL PROPERTY. UXP does not own any patents, patent applications, trademarks or trademark applications or copyrights or copyright applications. The computer software listed in Section 3.12 of the UXP Disclosure
Schedule is licensed by UXP. All other computer software used in the conduct of UXP's business is owned or licensed by Benson Mineral Group, Inc. and is made available to UXP under the Cost and Expense Sharing Agreement. No person or entity has notified UXP that its use of any Intellectual Property infringes on the rights of any person or entity. No claims are pending or, to UXP's Knowledge, threatened that it is infringing upon the rights of any person or entity with regard to any intellectual property.

         3.13     PLANS.

                  3.13.1 IDENTIFICATION. All material plans, agreements, policies and arrangements, whether or not reduced to writing, to which UXP contributes or is obligated to contribute, or under which UXP has or may have any liability for premiums or benefits, and which benefit any active, former or retired employee, outside director, consultant or other independent contractor who provides or provided services to or for the benefit of UXP, are listed in
Section 3.13 of the UXP Disclosure Schedule (the "Plans"). UXP has delivered to Parent a true and complete copy of the most recent plan document for each of the Plans, the most recent determination letters issued by the Internal Revenue Service with respect to the Plans and the most recent Form 5500s for the Plans.

                  3.13.2 ERISA; CODE. No circumstance exists and no event has occurred with respect to any Plan maintained or formerly maintained by UXP, or to which UXP is or has been required to contribute, that would subject UXP to material liability, or its assets to any material lien, under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the Code, nor will the transactions contemplated by this Agreement give rise to any such liability or lien.

                  3.13.3 CODE SECTION 401(a). Each Plan that is required or intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption.

                  3.13.4 TITLE IV OF ERISA. No Plan currently or previously maintained or contributed to by UXP is covered by Title IV of ERISA or subject to the minimum funding standards of ERISA Section 302.

                  3.13.5 RETIREE OBLIGATIONS. Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), UXP has no obligations for retiree health or life insurance benefits under any Plan.

         3.14 LABOR RELATIONS. There is no claim, including any claim relating to unlawful discrimination or sexual harassment, pending or, to the Knowledge of UXP, threatened against UXP by any current or former employee. UXP is not a party to any collective bargaining agreement or other labor union contract applicable to individuals employed by UXP, nor, to the Knowledge of UXP, are there any activities or proceedings of any labor union to organize any such employees.

         3.15 LICENSES, ETC. UXP has all material governmental and regulatory licenses and permits necessary for the conduct of its business as presently conducted or the ownership of its assets. UXP has not received any written notice and has no Knowledge that any proceeding or investigation is pending or threatened that would have the effect of revoking or limiting any licenses, authorizations, orders, approvals, or permits, nor to the Knowledge of UXP do reasonable grounds for any of the foregoing exist.

         3.16 COMPLIANCE WITH LAWS. Except with respect to Environmental Laws, UXP and, to the Knowledge of UXP, its officers and employees acting in their roles as such:

                  (i) are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to UXP or to the employees conducting the business of UXP, including, without limitation, the Sarbanes-Oxley Act of 2002;

                  (ii) have received, since January 1, 2000, no written notice and have no Knowledge of an assertion by any governmental authority that UXP is not in compliance with any of the statutes, regulations, or ordinances that such governmental authority enforces that has not been fully resolved without continuing liability to UXP; and

                  (iii) since January 1, 2000, have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with any applicable governmental authority, which reports, registration statements and amendments, as of their respective dates, complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.

         3.17     ENVIRONMENTAL MATTERS.

                  3.17.1 CONDITION OF PROPERTIES. There is no condition existing on any real property or other asset owned, leased or operated by UXP or resulting from operations conducted by UXP (or, to UXP's Knowledge, any other Person) thereon that would reasonably be expected to give rise to any liability to UXP under Environmental Laws or constitute a violation of any Environmental Laws, and UXP is otherwise in compliance in all material respects with all applicable Environmental Laws.

                  3.17.2 ENVIRONMENTAL LITIGATION. Neither UXP, any real property or other asset owned, leased or operated by UXP, nor the operations conducted thereon or in relation thereto by UXP nor, to the Knowledge of UXP, any former real property or other assets owned, leased or operated by UXP, are subject to any pending or, to the Knowledge of UXP, threatened action, suit, investigation, inquiry or proceeding relating to any Environmental Laws by or before any court or other governmental authority.

                  3.17.3 ENVIRONMENTAL PERMITS. All material permits, notices and authorizations, if any, required to be obtained or filed by UXP in connection with the operation or use of any real property or other asset owned, leased or operated by UXP, including without limitation, past or present treatment, storage, disposal, handling, or release of a Hazardous Substance or solid waste into the environment, have been duly obtained or filed, and UXP is in compliance in all material respects with the terms and conditions of all such permits, notices and authorizations.

                  3.17.4 HAZARDOUS SUBSTANCES. Hazardous Substances have not been released, disposed of or arranged to be disposed of by UXP, in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Laws.

                  3.17.5 ASSUMED ENVIRONMENTAL LIABILITIES. UXP has not assumed, contractually or, to the Knowledge of UXP, by operation of law, any liabilities or obligations of third parties under any Environmental Laws, except in connection with the acquisition of assets or entities associated therewith.

                  3.17.6 ENVIRONMENTAL INDEMNIFICATION. Except with respect to joint operating agreements, UXP is not subject to any environmental indemnification obligation regarding businesses currently or formerly owned or operated by UXP or regarding properties currently or formerly owned or leased by UXP.

                  3.17.7 ENVIRONMENTAL ASSESSMENTS. UXP has made available to Parent all material site assessments, compliance audits, and other similar studies in its possession, custody or control relating to (i) the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by UXP, or any predecessor in interest thereto and (ii) any Hazardous Substances used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by UXP or any other Person on, under, about or from any of the properties or assets currently or formerly owned or leased by, or otherwise in connection with the use or operation of any of the properties or assets owned or leased by, UXP;

                  3.17.8 NOTICES. UXP has not received any written notice, and has no Knowledge of any other communication, whether from a governmental authority, citizen's group, employee or otherwise, alleging that it is liable under or not in compliance with any Environmental Law.

         3.18 LITIGATION. There is no litigation, suit, action, proceeding or investigation pending or, to the Knowledge of UXP, threatened against UXP.

         3.19 MATERIAL CONTRACTS. Section 3.19 of the UXP Disclosure Schedule sets forth a true and complete list of all material agreements to which UXP is a party (the "Material Contracts"). The term Material Contracts does not include the Leases. Without limiting the generality of the foregoing, the Material Contracts include, and Section 3.19 of the UXP Disclosure Schedule specifically identifies: (i) all agreements relating to indebtedness for borrowed money, all leases capitalized for financial reporting purposes and all agreements relating to an obligation to pay the deferred purchase price of goods or services, other than trade payables arising in the ordinary course of business, (ii) all leases of real property (other than the Leases) and each lease of personal property requiring payments by the Company in excess of $5,000 per year (other than capitalized leases); (iii) all agreements requiring capital expenditures in excess of $50,000 individually; (iv) any non-competition agreements or any other agreements or obligations which purport to limit in any material respect the manner in which, or the localities in which, all or any substantial portion of the business of UXP is conducted; (v) all operating agreements under which UXP is the operator or which are applicable to Wells in which the value of UXP's interest exceeds $50,000, based on the discounted present value of estimated future net revenues therefrom as specified in the Reserve Report; and (vi) any agreement with any officer, director, or beneficial owner of five percent or more of the outstanding voting securities of UXP or any Affiliate of any such officer, director or beneficial owner. All Material Contracts are valid and in full force and effect on the date hereof. UXP has not committed or failed to perform any act which, with or without notice, lapse of time or both, constitutes or would constitute a material default under the provisions of any Material Contract.

         3.20 ACCOUNTING CONTROLS. UXP has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of UXP Board of Directors, that (1) all material transactions are executed in accordance with management's general or specific authorization; (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principals consistently applied with respect to any criteria applicable to such statements, (3) access to the material property and assets of UXP is permitted only in accordance with management's general or specific authorization; and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

         3.21 RESERVE REPORT. UXP has delivered to Parent a copy of the oil and gas reserve report for UXP dated June 11, 2003, prepared by Netherland, Sewell & Associates, Inc. as of April 1, 2003 (the "Reserve Report"). UXP has no Knowledge of any facts that would make the factual, noninterpretive information provided by UXP to Netherland, Sewell & Associates, Inc. on which the estimates of proved reserves and future net cash flows from proved reserves in the Reserve Report were based (in each case, to the extent that value was assigned to such proved reserves in the Reserve Report), inaccurate in any material respect at the time provided. OTHER THAN AS EXPRESSLY SET FORTH IN THIS SECTION 3.21, UXP MAKES NO REPRESENTATION OR WARRANTY, AND HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY, THAT THE RESERVE ESTIMATES, COST AND CASH FLOW ESTIMATES, PRICE ESTIMATES OR PRODUCTION OR FLOW RATE ESTIMATES CONTAINED IN THE RESERVE REPORT, OR IN ANY SUPPLEMENT THERETO OR UPDATE THEREOF, ARE COMPLETE, ACCURATE OR NOT MISLEADING, SUCH ESTIMATES BEING PREDICTIONS AS TO FUTURE EVENTS WHICH ARE INHERENTLY SUBJECT TO INCOMPLETENESS, INACCURACY AND UNCERTAINTY.

         3.22 CERTAIN AGREEMENTS. Except as contemplated by Section 2.4, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any of UXP's employees, officers or directors under any Plan, agreement or otherwise, other than payments of the Merger Consideration, (ii) increase any benefits otherwise payable to any of its employees, officers or directors under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         3.23 BROKERS, FINDERS, ETC. Except for the fees and expenses paid and payable to McDonald Investments, Inc. under the engagement agreement previously provided to Parent, the consummation of the transactions contemplated hereby will not, as a result of any action taken by or on behalf of UXP, give rise to any valid claim against UXP, Parent or Mergerco for any brokerage or finder's commission, fee or similar compensation.

                                    SECTION 4
              REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

         In order to induce UXP to enter into this Agreement, Parent and Mergerco jointly and severally represent and warrant as follows:

         4.1 DUE INCORPORATION AND GOOD STANDING. Parent and Mergerco are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware and Colorado, respectively. Each of Parent and Mergerco has the requisite corporate power and authority to own its assets and carry on its business as presently conducted and to enter into and perform its obligations under this Agreement.

         4.2 AUTHORIZATION OF TRANSACTION. This Agreement has been duly authorized, validly executed and delivered by Parent and Mergerco and constitutes the legal, valid and binding obligation of Parent and Mergerco, enforceable in accordance with its terms, subject to bankruptcy and other laws affecting creditors rights' generally and to general principles of equity.

         4.3 NO CONFLICTING AGREEMENTS; CONSENTS. The execution, delivery and performance by each of Parent and Mergerco of this Agreement and each of the other agreements or instruments to be delivered pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (whether with the passage of time, the giving of notice or both) result in (i) a violation of any law, statute, rule, regulation, order, judgment or decree of any court or any governmental agency or body having jurisdiction over Parent or Mergerco or any of their assets, (ii) a breach of or default under or the acceleration of any obligation under any material agreement, instrument, lease, contract, mortgage, deed or license to which Parent or Mergerco is a party or by which Parent or Mergerco or any of their assets are bound or affected, or (iii) a violation of or a conflict with their respective Charter Documents. Except for compliance with applicable requirements of the Exchange Act and the filing of articles of merger pursuant to Colorado law, no notice to, or consent, approval, order or authorization of, or declaration or filing with, any governmental authority or other Person is required to be obtained or made by Parent or Mergerco in connection with the execution, delivery and performance of or the consummation of the transactions contemplated by this Agreement.

         4.4 SOLVENCY. Based on the assumption that UXP's representations and warranties in this Agreement are true and correct in all material respects on the date hereof and will be true and correct in all material respects at the Closing, at the Effective Time and after giving effect to the Merger, the financing for the Merger, and the use of the proceeds from such financing: (i) the fair value and present fair saleable value of UXP's assets would exceed its stated liabilities (including identified contingent liabilities), (ii) UXP should be able to pay its debts as they become absolute and mature and (iii) the capital remaining in UXP should not be unreasonably small capital for the business in which UXP is engaged, as management of UXP has indicated that such business is now conducted and as management of Parent has indicated that such business is proposed to be conducted following the consummation of the Merger.

         4.5 NO PRIOR ACTIVITIES. Except for obligations or liabilities incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Mergerco has not incurred any obligations or liabilities, engaged in any business or activities or entered into any agreements or arrangements with any Person.

         4.6 FINANCING. Parent has written commitments (subject to certain conditions set forth in such commitments) to obtain sufficient funds to consummate the transactions contemplated by this Agreement. Parent has previously provided UXP with copies of signed financing commitments for the full amount payable in the Merger. Parent shall keep UXP fully informed with respect to the status and details of such financing and shall give UXP prompt notice of any adverse change with respect to such financing.

         4.7 INDEPENDENT EVALUATION. Parent and Mergerco are experienced and knowledgeable in the oil and gas business and are aware of its risks. Parent and Mergerco have been afforded the opportunity to examine materials made available by UXP with respect to UXP (the "Background Materials"). The Background Materials include files, or copies thereof, that UXP has used in its normal course of business and other information about UXP that UXP has compiled or generated; however, Parent and Mergerco acknowledge and agree that, except for the representations and warranties of UXP contained in this Agreement, neither UXP nor any other person has made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Background Materials or as to any other information relating to UXP furnished to Parent or Mergerco or their representatives by or on behalf of UXP. In entering into this Agreement, Parent and Mergerco acknowledge and affirm that each has relied and will rely solely on the terms of this Agreement, the UXP Disclosure Schedule, and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction.

         4.8 BROKERS, FINDERS, ETC. Except for the fees and expenses paid and payable to Petrie Parkman & Co., the consummation of the transactions contemplated hereby will not, as a result of any action taken by or on behalf of Parent or Mergerco, give rise to any valid claim against UXP, Parent or Mergerco for any brokerage or finder's commission, fee or similar compensation.

                                    SECTION 5
                                CERTAIN COVENANTS

         5.1      CONDUCT OF BUSINESS PENDING THE CLOSING DATE.

                  5.1.1 CONSULTATION. From the date of this Agreement to the Effective Time, UXP shall keep Parent advised on a reasonably current basis of developments in the operation of UXP's business and shall consult with Parent in advance with respect to all material decisions and expenditures during that period, to the extent reasonably practicable in the circumstances.

                  5.1.2 ORDINARY COURSE OF BUSINESS. Except as contemplated by this Agreement or as disclosed in Section 5.1.2 of the UXP Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, UXP shall in all material respects conduct its operations according to its ordinary and usual course of business and consistent with past practice, and UXP shall use commercially reasonable efforts to preserve intact in all material respects the business organization of UXP, keep available the services of its current officers and key employees, and preserve in all material respects the good will of those having advantageous business relationships with it; provided that UXP shall not be required to make any payments or enter into or amend any contractual arrangements or understandings to satisfy the foregoing obligations. Without limiting the generality of the foregoing, and except as contemplated by this Agreement or as disclosed in Section 5.1.2 of the UXP Disclosure Schedule, prior to the Effective Time, UXP will not, without the prior written consent of
Parent:

                  (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, additional shares of its capital stock or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, including pursuant to the Directors Fee Stock Plan, other than shares of UXP Common Stock issuable pursuant to currently outstanding options or other rights disclosed in Section
3.5 of the UXP Disclosure Schedule;

                  (ii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any of its outstanding securities;

                  (iii) declare or pay any dividend or distribution on the UXP Common Stock;

                  (iv) except pursuant to agreements or arrangements in effect on the date hereof and disclosed in Section 3.19 of the UXP Disclosure Schedule, purchase or otherwise acquire any property or asset or group of related properties and assets with a cost in excess of $50,000, in one transaction or a series of related transactions;

                  (v) except pursuant to agreements or arrangements in effect on the date hereof and disclosed in Section 3.19 of the UXP Disclosure Schedule, sell or otherwise dispose of or encumber (other than Permitted Encumbrances) any property or asset or group of related properties and assets with a price in excess of $50,000 in one transaction or a series of related transactions;

                  (vi) subject to the rights of the shareholders of UXP under applicable law, adopt any amendments to the Charter Documents of UXP;

                  (vii) (a) increase the compensation of any of its directors, officers or key employees, (b) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer or key employee which is not required or permitted by any existing plan, agreement or arrangement disclosed in Section 3.13 or 3.19 of the UXP Disclosure Schedule,
(c) commit itself to any additional pension, employment, severance, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director, officer or key employee, whether past or present, except for insurance policy renewals in the ordinary course or (d) except as required by applicable law or as disclosed in Section 5.1.2 of the UXP Disclosure Schedule, amend any such plan, agreement or arrangement;

                  (viii) except in the ordinary course of business and consistent with past practice, (a) except for borrowings on its credit line with Bank of Oklahoma, N.A. (not to exceed $2.5 million at any time outstanding after the date of this Agreement, excluding any outstanding amounts relating to the Bank of Oklahoma Hedge and any outstanding amounts resulting from the payment of amounts due McDonald Investments, Inc. under the engagement agreement described in Section 3.23.), incur any amount of indebtedness for borrowed money or issue any amount of debt securities or assume, guarantee or endorse the obligations of any other person, other than endorsements of negotiable instruments in the ordinary course of business, or (b) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees in amounts of less than $500 in the aggregate that are in compliance with the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder);

                  (ix) implement or adopt any change in the accounting principles, practices or methods used by UXP, other than as may be required by generally accepted accounting principles, the Exchange Act or other applicable law or regulation;

                  (x)      except pursuant to contracts disclosed in Section
3.19 of the UXP Disclosure Schedule that renew automatically, enter into, amend, renew or terminate any Material Contract;

                  (xi) settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages which was settled for an amount, individually or in the aggregate for all such settlements, not more than $50,000 and which would not reasonably be expected to establish an adverse precedent or reasonable basis for subsequent settlements or require any change in material business practices;

                  (xii) cause any insurance policy naming it as a beneficiary, loss-payable payee or additional insured to be cancelled or terminated, other than expirations of policies in accordance with their terms;

                  (xiii) make any election with respect to Taxes; provided that UXP shall elect to capitalize intangible drilling costs under Section 59(e) of the Code for 2002;

                  (xiv) make any payment of cash or other consideration to, or make any loan (other than customary advances to employees for expenses) to or on behalf of, or enter into, amend or grant a consent or waiver under, or fail to enforce, any contract with, any person (or family member of such person) (1) that directly or indirectly, controls, or is under common control with, UXP or any of its Affiliates; (2) that serves as a director, officer, employee, partner, member, executor, or trustee of UXP or any of its Affiliates; (3) that has, or is a member of a group having, direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least five percent of the outstanding voting power or equity securities or other equity interests representing at least five percent of the outstanding equity interests in UXP or any of its Affiliates; or
(4) in which any person (or family member of such person) that falls under (1),
(2) or (3) above directly or indirectly holds a material interest or serves as a director, officer, employee, partner, member, executor, or trustee (or in any other similar capacity);

                  (xv) make any capital expenditures in excess of $50,000 in the aggregate or enter into any agreement contemplating capital expenditures in excess of $50,000; or

                  (xvi) agree or commit to do, or enter into any contract regarding, anything that would be precluded by clauses (i) through (xv).

Upon receiving any request for a consent under this Section 5.1.2, Parent will promptly consider the request and discuss it with UXP's officers and will advise UXP whether or not Parent consents to the proposed action within a reasonable time, taking into account the nature and urgency of the proposed action. Parent shall not unreasonably withhold any requested consent, taking into account not only the interests of UXP, but also the effect of the proposed action or omission on Parent's financing commitments described in Section 4.6 or on its proposed operation of UXP following the Effective Time. All requests for such a consent shall be addressed to and considered by Steven D. Durrett, the President of Parent. Failure of Parent to respond to a written request for consent within five Business Days of receipt, or sooner if UXP is contractually obligated to respond in a shorter period of time and notifies Parent of such shorter period at the time of the request, shall be deemed consent.

                  5.1.3 PLANNED OPERATIONS. Section 5.1.3 of the UXP Disclosure Schedule summarizes the planned drilling operations of UXP during the period between the date of this Agreement and the Effective Time based on the currently anticipated timing of the Merger. For all purposes of this Agreement, Parent shall be deemed to have consented to those operations and to all expenditures, purchases and agreements made or entered into by UXP in the ordinary course of business in connection with such operations.

         5.2 ACCESS TO INFORMATION. UXP shall afford Parent, its accountants, counsel and other representatives reasonable access during reasonable business hours prior to the Closing Date to (i) all of UXP's financial statements, properties, books, contracts, commitments and records, and
(ii) all other information concerning the business or the assets of UXP as Parent may reasonably request. Information obtained by Parent pursuant to this
Section 5.2 shall be subject to the provisions of the confidentiality agreement between UXP and Parent dated September 22, 2003 (the "Confidentiality Agreement"), which agreement remains in full force and effect except insofar as such provisions would expressly prohibit Parent from taking any of the actions contemplated by this Agreement. No investigation by Parent of the business and affairs of UXP shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

         5.3 CONSENTS. UXP will use reasonable commercial efforts to, and Parent and Mergerco will each cooperate in good faith with UXP to, obtain the consents, authorizations, approvals or notices listed in Section 3.4 of the UXP Disclosure Schedule. Without limiting the generality of the foregoing, Parent agrees upon the reasonable request of UXP to provide financial and other information to any person from whom a consent is required.

         5.4 ANNOUNCEMENTS. Promptly following the execution of this Agreement, UXP and Parent shall issue a joint press release announcing the transactions contemplated hereby, which shall be reasonably acceptable to UXP and Parent. Following that release and prior to the consummation of the Merger, except as required by law or the rules or listing agreement of the American Stock Exchange, UXP, Parent and Mergerco will not, with respect to the transactions contemplated hereby, issue any press release or make any public statements or mail any communications or, with respect to UXP, letters to its shareholders generally, except with the prior approval of the other party or as otherwise permitted by this Agreement. With respect to any communication believed to be required by law or the rules or listing agreement of the American Stock Exchange, the party making such communication agrees to use its best efforts to provide a copy of the text of such communication to the other party prior to its release and to afford the other party a reasonable opportunity to comment thereon.

         5.5 RISK MANAGEMENT. On the date of this Agreement, at the request of Parent, UXP has entered into the hedging arrangements with Bank of Oklahoma, N.A. described in Section 5.5 of the UXP Disclosure Schedule (the "Bank of Oklahoma Hedge"). During the period from the date of this Agreement until the Effective Time, UXP shall not enter into any commitment or agreement to hedge interest rates or commodity prices other than the Bank of Oklahoma Hedge, and shall not amend or modify the Bank of Oklahoma Hedge, without the advance written consent of Parent; provided, however, that if the Board of Directors of UXP determines, by a majority vote of its members, after taking into account the possible effects of such determination on the transactions contemplated by this Agreement, that it is obligated by its fiduciary duties to cause UXP to enter into another hedge or to amend or modify the Bank of Oklahoma Hedge, and Parent has refused to consent to such hedge, amendment or modification in its sole discretion, then UXP may enter into such other hedge or amend or modify the Bank of Oklahoma Hedge (a "Risk Management Decision").

         5.6 NO SOLICITATION; SUBSEQUENT DETERMINATION. From the date hereof until the Closing or the termination hereof, UXP shall not, and shall cause its officers, directors, employees, representatives or other agents of UXP not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or inquiry or proposal with respect thereto,
(ii) engage in negotiations or discussions concerning any Acquisition Proposal with, or provide or disclose any nonpublic information relating to UXP or afford access to the properties, books or records of UXP to, any Person that may be considering making, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of UXP or (iv) enter into any agreement with respect to an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent UXP or the Board of Directors of UXP at any time prior to the consummation of the Merger from:

                  (i) furnishing nonpublic information to, or affording access to the properties, books or records of UXP to, or entering into negotiations with, any Person who has made a bona fide, unsolicited, written Acquisition Proposal received after the date hereof, if (a) UXP has notified Parent of the Acquisition Proposal as provided below, (b) UXP's Board of Directors determines in good faith that, based on the information then available to it, such Acquisition Proposal is or may be a Superior Proposal; (c) UXP's Board of Directors concludes in good faith that providing such information or engaging in such discussions or negotiations is required in order to discharge the directors' fiduciary duties to UXP and its shareholders in accordance with Colorado law; and (d) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, UXP's Board of Directors receives from such Person an executed confidentiality agreement with substantially the same terms as the Confidentiality Agreement;

                  (ii) making any disclosure to its shareholders if, in the good faith judgment of the UXP Board of Directors, failure so to disclose would be inconsistent with its obligations under applicable law;

                  (iii) if a bona fide, unsolicited, written Acquisition Proposal is received, informing the shareholders of UXP that it no longer believes that the Merger is advisable and no longer recommends approval of the Merger (a "Subsequent Determination"), or approving or recommending an Alternative Transaction based on that unsolicited Acquisition Proposal if (a) such Acquisition Proposal is a Superior Proposal; and (b) UXP's Board of Directors concludes in good faith that such action is necessary to comply with its fiduciary duties to UXP and its shareholders in accordance with Colorado law.

Notwithstanding anything in the forgoing to the contrary, any determination required to be made by UXP's Board of Directors in clauses (i) - (iii) shall be made (A) by a majority vote and (B) if such determination is with regard to the directors' duties under Colorado law, after considering the advice of outside legal counsel to UXP.

UXP will promptly (within 24 hours) notify Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to UXP or for access to the properties, books or records of UXP by any Person that has made an Acquisition Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request. Such written notice shall specify the material terms and conditions of the Acquisition Proposal, identify the Person making the Acquisition Proposal and state whether the Board of Directors of UXP intends to make, or is considering making, a Subsequent Determination. Notwithstanding any other provision of this Agreement, before reaching a final determination that an Acquisition Proposal is a Superior Proposal or taking any action with respect to an Acquisition Proposal under clause (iii) above or under Section 7.1.4(ii), UXP shall give Parent at least three business days to respond to the Acquisition Proposal after notifying Parent that, in the absence of any further action by Parent, UXP's Board of Directors would consider such Acquisition Proposal to be a Superior Proposal. During such three-business-day period, UXP shall provide Parent the opportunity to propose adjustments to the terms and conditions of this Agreement and the final determination by UXP's Board of Directors as to whether such Acquisition Proposal is a Superior Proposal shall take such proposed adjustments into account.

UXP also agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the Parent, with respect to any of the foregoing. UXP will use its reasonable efforts to cause any persons (and their agents and/or advisors) in possession of any UXP confidential information provided with respect to any Acquisition Proposal to return or destroy all such information. Nothing contained in this Section 5.6 or any other provision of this Agreement will prohibit UXP or the UXP Board of Directors from notifying any third party that contacts UXP on an unsolicited basis after the date hereof concerning an Acquisition Proposal of UXP's obligations under this Section 5.6.

         5.7      INDEMNIFICATION AND INSURANCE.

                  5.7.1 INDEMNIFICATION. After the Effective Time, UXP and Parent shall indemnify and hold harmless each present and former employee, agent, director or officer of UXP (the "Indemnified Persons") from and against any and all claims arising out of or in connection with activities in such capacity, or on behalf of, or at the request of, UXP, to the fullest extent permitted under Colorado law and in addition, to the fullest extent provided in UXP's Charter Documents or any contract or other arrangement in effect at the date hereof, which obligations shall survive the Merger. Without limiting the foregoing, UXP shall advance expenses incurred with respect to the foregoing, as they are incurred, to the fullest extent permitted under applicable law, provided that the person on whose behalf the expenses are advanced undertakes in writing (which need not be secured) to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Parent agrees that, following the Effective Time, all provisions of its Charter Documents and any related policies and procedures relating to the indemnification of its current and former employees, agents, directors an officers shall extend and apply to the persons who are or were employees, agents, directors or officers of UXP at or before the Effective Time. Any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the Colorado Business Corporation Act or the Charter Documents shall initially be made by independent counsel reasonably acceptable to both the Indemnified Party and UXP, subject to the right of either party to seek a judicial determination of that or any other matter relating to an Indemnified Person's right to indemnification.

                  5.7.2 PROCEDURE. Any Indemnified Person wishing to claim indemnification under Section 5.7.1, upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify UXP thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), UXP shall have the right to assume the defense thereof and, following written notice of such assumption to the Indemnified Person, neither Parent nor UXP shall be liable to such Indemnified Person for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof; provided that, if the defense of an Indemnified Person by UXP is reasonably likely to present a conflict of interest for counsel retained by UXP, the Indemnified Person shall be entitled to defend using counsel reasonably satisfactory to UXP and UXP shall be responsible for the costs of defense incurred by the Indemnified Person. The Indemnified Person will cooperate in the defense of any such matter and UXP shall not be liable for any settlement effected without its prior written consent. UXP shall not have any obligation hereunder to any Indemnified Person when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable law.

                  5.7.3 INSURANCE. At the Effective Time, UXP as the surviving corporation shall, and Parent shall cause UXP as the surviving corporation to, purchase and pay for in full "tail" coverage covering a period of three years after the Effective Time under UXP's current directors' and officers' liability insurance policy, provided that the cost of the tail coverage shall not exceed 175% of the annual premium for the current policy.

         5.8 PERFORMANCE BY MERGERCO. Parent shall cause Mergerco to perform all of Mergerco's obligations under this Agreement.

         5.9      EMPLOYEE MATTERS.

                  5.9.1    EMPLOYMENT; COVERAGE.

                  (i) UXP will terminate all of its employees as of the Effective Time. Immediately after the Effective Time, UXP as the surviving corporation, in its sole discretion, may offer to hire any of UXP's former employees.

                  (ii) With respect to each individual who is employed by UXP immediately after the Effective Time, Parent shall permit such individual to participate in an employee welfare plan sponsored by Parent or any affiliate of parent (a "Parent Plan") which provides substantially similar benefits as prior to the Effective Time, on the same terms and to the same extent as similarly situated employees of Parent; provided, that such employee shall (x) not be subject to any preexisting condition provision or waiting period under any Parent Plan which provides medical, dental, vision or prescription drug benefits; and (y) be credited with prior service with UXP for all purposes related to eligibility and vesting under any Parent Plan in which such employee participates.

                  (iii) UXP will terminate its participation in or freeze all Plans at or prior to the Effective Time.

                  5.9.2 COBRA. With respect to any employee of UXP as of the date hereof who is not employed by UXP immediately after the Effective Time, the surviving corporation shall be responsible for making available, at such former employee's expense, continuation coverage to such employee (and his or her dependents), as required under COBRA. Further, with respect to any former employee of UXP (or their dependents) who is receiving continuation coverage under COBRA as of the Effective Time, the surviving corporation shall be responsible to maintain such continuation coverage in compliance with COBRA.

         5.10 NOTIFICATION OF CERTAIN MATTERS. Between the date hereof and the Effective Time, UXP shall give prompt notice to Parent, and Parent shall give prompt notice to UXP, of (i) any fact or the occurrence or non-occurrence of any event or circumstance which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate without regard to the use of "material," "materiality," "Material Adverse Effect" or other similar qualifiers; (ii) any material failure of UXP or Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (iii) any fact, event or circumstance not covered by (i) above that could materially and adversely affect the likelihood of consummating the transactions contemplated by this Agreement.

         5.11 SECTION 16 MATTERS. Prior to the Effective Time, Parent, Mergerco and UXP shall take all such steps as may be required to cause any dispositions of capital stock of UXP resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to UXP to be exempt under Rule 16b-3 promulgated under the Exchange Act.

         5.12 CERTAIN CONTRACTS. Prior to the Effective Time, UXP shall cause the contracts listed in Section 5.12 of the UXP Disclosure Schedule to be terminated (effective prior to or as of the Effective Time) without any penalty or other adverse consequences to Parent or the surviving corporation.

         5.13 OTHER ACTIONS. Prior to the Closing, UXP will take the other actions described in Section 5.13 of the UXP Disclosure Schedule.

                                    SECTION 6
                              CONDITIONS PRECEDENT

         6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF UXP. The obligations of UXP to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, prior to or contemporaneously with the Closing, of the following conditions, compliance with which, or the occurrence of which, may be waived in whole or in part by UXP in writing:

                  6.1.1 REPRESENTATIONS; COVENANTS; CERTIFICATE. The representations and warranties of Parent and Mergerco contained in Section 4, if qualified by a reference to materiality or similar qualifiers, shall be correct and complete, and if not so qualified, shall be correct and complete in all material respects, as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that representations and warranties that are made as of a specific date shall be correct and complete only as of such date). Parent and Mergerco each shall have complied in all material respects (without giving duplicative effect to any materiality qualifier contained in such covenant) with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Each of Parent and Mergerco shall have delivered to UXP a certificate, dated the Closing Date and signed by its President or a Vice President, to the effect that the conditions set forth in this Section 6.1.1 have been fulfilled.

                  6.1.2 OTHER AGREEMENTS. Parent and Mergerco shall have executed and delivered each of the other agreements and instruments to be delivered by them pursuant to this Agreement.

         6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGERCO. The obligations of Parent and Mergerco to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, prior to or contemporaneously with the Closing, of the following conditions, compliance with which, or the occurrence of which, may be waived in whole or in part by Parent in writing:

                  6.2.1 REPRESENTATIONS; COVENANTS; CERTIFICATE. The representations and warranties of UXP contained in Section 3, if qualified by a reference to materiality or similar qualifiers, shall be correct and complete, and if not so qualified, shall be correct and complete in all material respects, as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that representations and warranties that are made as of a specific date shall be correct and complete only as of such date and except for changes in the number of outstanding shares of UXP Common Stock upon the exercise of options, warrants, securities or other rights to purchase, subscribe for or otherwise acquire any shares of UXP Common Stock as disclosed in Section 3.5 of the UXP Disclosure Schedule); provided that this condition shall be deemed satisfied unless the facts and circumstances causing such representations and warranties to be incorrect or incomplete, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect. UXP shall have complied in all material respects (without giving duplicative effect to any materiality qualifier contained in such covenant) with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. UXP shall have delivered to Parent a certificate, dated the Closing Date and signed by its President or a Vice President, to the effect that the conditions set forth in this Section 6.2.1 have been fulfilled.

                  6.2.2 ADVERSE CHANGES. From the date hereof to the Closing Date, UXP shall not have suffered or incurred any Material Adverse Effect.

                  6.2.3 OTHER AGREEMENTS. UXP shall have executed and delivered each of the other agreements and instruments to be delivered by it pursuant to this Agreement.

                  6.2.4 REQUIRED CONSENTS. All notices, consents, approvals, orders, authorizations, declarations and filings described in Section 3.4 of the UXP Disclosure Schedule, if any, shall have been given, obtained or made; provided that the failure to give, obtain or make one or more of the foregoing shall not result in the nonfulfillment of this condition unless such failure would reasonably be expected to have a Material Adverse Effect.

                  6.2.5 VOTING AGREEMENTS. Upon or before the execution and delivery of this Agreement by UXP, each of the directors of UXP and Dale M. Jensen shall have executed and delivered to Parent a Voting Agreement.

                  6.2.6 RELEASES. Each of the directors and officers of UXP as of the date of this Agreement shall have resigned effective as of the Effective Time and executed a release in the form for directors and officers approved by UXP and Parent prior to signing this Agreement.

                  6.2.7 DISSENTERS' RIGHTS. The aggregate number of shares of UXP Common Stock, which are entitled to vote at the Special Meeting and are Dissenting Shares shall not exceed ten percent (10%) of the total number of issued and outstanding shares of UXP Common Stock held of record as of the record date for the Special Meeting and entitled to vote on the Merger at such meeting.

                  6.2.8 TRANSITION AGREEMENT. Benson Mineral Group, Inc. shall have executed and delivered to Parent the Transition Agreement; provided that this condition shall apply only if Parent has caused UXP, as the surviving corporation, to execute and deliver to Benson Mineral Group, Inc. the Transition Agreement.

         6.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the additional conditions that (i) no temporary restraining order, preliminary or permanent injunction or other order by any United States federal or state court or governmental body prohibiting, preventing or materially restraining the consummation of the transactions contemplated by this Agreement shall have been issued and shall not have expired or been withdrawn or reversed; it being agreed that the parties shall use their commercially reasonable efforts to cause any such temporary restraining order, preliminary or permanent injunction or other order to be vacated or lifted as promptly as possible; (ii) there shall be no pending or threatened litigation or other proceeding seeking to prohibit, prevent or materially restrict or impose any material limitations on the consummation of such transactions; (iii) the shareholders of UXP shall have adopted this Agreement and approved the Merger in accordance with applicable law and the Charter Documents of UXP; and (iv) all approvals and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Merger, and for the prevention of any termination of any material right, privilege, license or agreement of either Parent or UXP, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding in this clause (iv) shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which, together with any other such conditions or restrictions, could reasonably be expected to have a Material Adverse Effect on the surviving corporation or Parent after the Effective Time.

                                    SECTION 7
                                   TERMINATION

         7.1 RIGHT TO TERMINATE. The parties may terminate this Agreement as follows:

                  7.1.1 MUTUAL CONSENT. Parent and UXP may terminate this Agreement by mutual written consent at any time prior to the consummation of the Merger.

                  7.1.2 MUTUAL TERMINATION RIGHTS. Either UXP or Parent may terminate this Agreement if (i) the Effective Time shall not have occurred on or before January 31, 2004 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this clause (i) shall not be available to any party whose breach of any representation, warranty or covenant under this Agreement has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (ii) the condition set forth in clause (i) of Section 6.3 is not fulfilled and the restraining order, injunction or order has become final or nonappealable; provided that the terminating party has used reasonable commercial efforts to remove or vacate such restraining order, injunction or other order; (iii) the shareholders of UXP do not approve this Agreement and the Merger at the Special Meeting or any adjournment or postponement thereof (provided that such meeting may not be adjourned or postponed to any date later than five business days prior to the Termination
Date) or (iv) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited.

                  7.1.3 TERMINATION RIGHTS OF PARENT. Parent may terminate this Agreement at any time prior to the Closing:

                  (i) if UXP's Board of Directors shall have (a) failed to include in the Proxy Statement its recommendation without modification or qualification that the shareholders of UXP approve this Agreement and the Merger, (b) withdrawn, modified or qualified its recommendation of this Agreement or the Merger in a manner adverse to the interests of Parent or Mergerco, (c) failed to call and convene the Special Meeting in accordance with
Section 2.5 or (d) resolved to do any of the foregoing; or

                  (ii) if UXP has breached any representation, warranty or covenant contained in this Agreement, which breach would result in the nonfulfillment of one or more of the conditions to the obligations of Parent and Mergerco set forth in Section 6.2, Parent has notified UXP of the breach, and either such breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after the notice of breach; or

                  (iii)    if a Risk Management Decision shall have been made;
or

                  (iv) if any indemnification claim or claims have been made against the Company under the Asset Purchase and Sale Agreement dated as of April 9, 1998 between the Company and UPRC that exceed or would reasonably be expected to exceed $250,000 and such indemnification claim or claims have not been resolved to the reasonable satisfaction of Parent.

                  7.1.4    TERMINATION RIGHTS OF UXP. UXP may terminate this
Agreement:

                  (i) at any time prior to the Closing, if Parent or Mergerco has breached any representation, warranty or covenant contained in this Agreement, which breach would result in the nonfulfillment of one or more of the conditions to the obligations of UXP set forth in Section 6.1, UXP has notified Parent of the breach, and either such breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after the notice of breach; or

                  (ii) at any time prior to the approval of the Merger and this Agreement by the shareholders of UXP, if (x) UXP has received a Superior Proposal, (y) UXP has complied with all of its obligations under Section 5.6, and (z) a majority of UXP's Board of Directors determines in good faith to terminate this Agreement and pursue a transaction that constitutes a Superior Proposal, after concluding that such action is necessary to comply with its fiduciary duties to the shareholders of UXP under applicable law and after considering the advice of outside legal counsel to UXP; provided that, if any of the conditions to UXP's obligations to consummate the transactions contemplated by this Agreement under Section 6.1 or 6.3 has not been fulfilled or waived as of the date that such shareholder approval is obtained, then UXP's right to terminate under this clause (ii) shall continue until the satisfaction or waiver of such condition; or

                  (iii) if Parent fails to substitute $2,000,000 in cash for the Escrow Note as required by Section 2.7 on or before October 6, 2003.

                  7.1.5 NOTICE OF TERMINATION. The party desiring to exercise a right to terminate this Agreement pursuant to Sections 7.1.2, 7.1.3 or 7.1.4 shall do so by giving written notice of termination to the other party, specifying the Section and the particular clause under which the termination is being effected. UXP agrees to notify Parent promptly if it elects not to enter into a written agreement with the third party that presented the Superior Proposal resulting in a notice of termination from UXP pursuant to Section 7.1.4(ii).

         7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1, no party hereto (or any of its officers or directors) shall have any liability or further obligation to any other party to this Agreement, except as provided in Sections 7.3 and 8.1 and except that nothing herein will relieve any party from liability for any willful breach of this Agreement giving rise to such termination. For that purpose, any failure or refusal of either party to consummate the Merger shall constitute a willful breach unless (i) such party has terminated or has the right to terminate this Agreement as provided in this Section 7 or (ii) a condition to the obligation of such party under Section 6 has not been fulfilled (other than a condition that, by its terms, was not to be fulfilled until after the date that this Agreement was terminated).

         7.3      TERMINATION FEE.

                  7.3.1 UPON TERMINATION. If (i) Parent shall terminate this Agreement pursuant to clause (i) or (iii) of Section 7.1.3 or (ii) UXP shall terminate this Agreement pursuant to clause (ii) of Section 7.1.4, then, in either case, UXP shall pay to Parent, within five Business Days of such termination, a fee, in cash and without setoff, in an amount equal to 4% of the aggregate Merger Consideration (the "Termination Fee") (it being understood that such fee is not intended as liquidated damages), plus the out-of-pocket expenses reasonably incurred by Parent in connection with its performance of this Agreement and the transactions contemplated hereby and related hereto, including, without limitation, financing commitment fees and expenses (the "Parent Expenses"); provided that, in each case, neither Parent nor Mergerco is in material breach of this Agreement.

                  7.3.2 UPON SUBSEQUENT TRANSACTION. If (a) this Agreement is terminated by either party pursuant to clause (iii) of Section 7.1.2, (b) an Acquisition Proposal (other than by Parent) is pending at the time of the Special Meeting and (c) within 12 months after the Special Meeting, UXP shall consummate an Alternative Transaction with the Person who made such Acquisition Proposal, then UXP shall pay to Parent on demand an amount in cash equal to the Termination Fee; provided that no such amount shall be payable if (i) either Parent or Mergerco was in material breach of this Agreement on the date of such termination or (ii) the Termination Fee and Parent Expenses were paid under
Section 7.3.1. Whether or not the Termination Fee becomes payable, upon a termination by either party pursuant to clause (iii) of Section 7.1.2, UXP shall promptly pay to Parent the Parent Expenses upon receipt of a statement thereof; provided that the Parent Expenses shall not be payable if either Parent or Mergerco was in material breach of this Agreement on the date of such termination or the Parent Expenses were paid under Section 7.3.1.

                  7.3.3 ENFORCEMENT. UXP acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Mergerco would not enter into this Agreement. Accordingly, if UXP fails promptly to pay any amount due to Parent pursuant to this Section 7.3, it shall also pay any costs and expenses incurred by Parent or Mergerco in connection with a legal action to enforce this Agreement that results in a judgment against UXP for such amount. If Parent or Mergerco does not prevail in any such legal action, Parent and Mergerco shall pay any costs and expenses incurred by UXP in connection with such legal action.

         7.4      DISPOSITION OF ESCROW.

                  7.4.1 AT CLOSING. If the Closing occurs, Parent shall be entitled to instruct the Escrow Agent as to the disposition of all amounts and items then on deposit in the Escrow Account.

                  7.4.2 UPON TERMINATION. In the event that this Agreement is terminated as provided in Section 7.1:

                           (a)      If the termination is by mutual consent
pursuant to Section 7.1.1, by Parent pursuant to clause (i) of Section 7.1.2, by any party pursuant to clause (ii), (iii) or (iv) of Section 7.1.2, by Parent pursuant to Section 7.1.3, or by UXP pursuant to clause (ii) of Section 7.1.4, Parent shall be entitled to withdraw all amounts and items then on deposit in the Escrow Account; and

                           (b)      If the termination is by UXP pursuant to
clause (i) of Section 7.1.2 at a time when all of the conditions to Parent's obligations to consummate the transactions contemplated by this Agreement had been satisfied (or that UXP had tendered performance which would have the effect of satisfying such conditions) or by UXP pursuant to clause (i) or (iii) of
Section 7.1.4, UXP shall be entitled to withdraw all amounts and items then on deposit in the Escrow Account and retain such items as liquidated damages.

                  7.4.3 JOINT INSTRUCTIONS. When a party becomes entitled to instruct the Escrow Agent as to the disposition of or to withdraw the contents of the Escrow Account under this Section 7.4, the other parties shall join in joint written instructions to the Escrow Agent as necessary to allow such disposition or withdrawal.

                                    SECTION 8
                                  MISCELLANEOUS

         8.1 SURVIVAL. The representations, warranties, covenants and agreements made in this Agreement or in any instrument, agreement, certificate or other document delivered pursuant to this Agreement shall not survive the Closing or any termination of this Agreement except that (i) the Confidentiality Agreement shall survive the execution and any termination of this Agreement,
(ii) the provisions of Sections 2.3, 2.6, 5.7, 5.8, and 5.9 shall survive the Closing, (iii) Section 2.7, Section 7.1.5 (last sentence), Section 7.2 and
Section 7.3 shall survive any termination of this Agreement and (iv) the provisions of this Section 8 shall survive the Closing and any termination of this Agreement.

         8.2 JURISDICTION; VENUE. Each of the parties hereto (i) agrees that any legal action or proceeding with respect to any dispute that arises out of this Agreement or any of the transactions contemplated hereby shall be brought in the state or federal courts of appropriate subject matter jurisdiction in Denver, Colorado and (ii) hereby submits itself to the exclusive personal jurisdiction of such courts. Each party waives any objection to venue in any such court.

         8.3 AMENDMENTS AND SUPPLEMENTS. At any time prior to the Closing Date, this Agreement may be amended or supplemented by a written instrument signed by Parent, Mergerco and UXP; provided that, notwithstanding the provisions of this Section 8.3, after the adoption of this Agreement by the shareholders of UXP, without the affirmative vote of the holders of shares of UXP Common Stock representing a majority of the votes that may be cast by the holders of all then outstanding shares of UXP Common Stock, UXP will not (i) enter into any amendment to this Agreement that would alter or change any of the terms and conditions of this Agreement if such alteration or change would materially adversely affect the holders of shares of UXP Common Stock, or (ii) waive any condition set forth in Section 6.1 or 6.3 if such waiver would materially adversely affect the holders of shares of UXP Common Stock

         8.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to any choice of law or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction.

         8.5 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by telecopy, hand delivery or reputable overnight courier. The telecopier numbers and addresses of the parties set forth below shall be used for the delivery of notices unless and until a party changes its telecopier number or address for such purposes by notice to the other parties. Each such notice or other communication shall be deemed received for all purposes (i) if given by telecopy, when transmission of the telecopy is confirmed by the sender's telecopier, (ii) if given by reputable overnight courier, one business day after being delivered to the courier or
(iii) if given by any other means, when actually received.

         To UXP:

                  United States Exploration, Inc.
                  1560 Broadway, Suite 1900
                  Denver, Colorado 80202
                  Attn: Bruce D. Benson, Chief Executive Officer
                         and President
                  Telecopier: (303) 863-1932

         With a copy to:

                  Sherman & Howard, L.L.C.
                  633 Seventeenth Street, Suite 3000
                  Denver, Colorado 80202
                  Attn: Andrew L. Blair, Jr.
                  Telecopier: (303) 298-0940

         To Parent or Mergerco:

                  DGL Acquisition Corp.
                  DGL Mergerco, Inc.
                  100 N. 27th Street, Suite 450
                  Billings, Montana 59101
                  Attn: Steven D. Durrett, President
                  Telecopier: (406) 294-5992

         With a copy to:

                  Davis Graham & Stubbs LLP
                  1550 Seventeenth Street, Suite 500
                  Denver, Colorado 80202
                  Attention: Ronald R. Levine, II
                  Telecopier: (303) 893-1379

         8.6 ENTIRE AGREEMENT, ASSIGNABILITY, ETC. This Agreement (including the UXP Disclosure Schedule) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the transactions and matters contemplated hereby, (ii) are not intended to confer any right or remedies upon any Person other than the parties hereto and the shareholders of UXP, provided that the Indemnified Persons shall be third party beneficiaries of the obligations of UXP and Parent under Section 5.7, and (iii) shall not be assignable by either party without the prior written consent of the other party.

         8.7 EXCLUSIVITY OF REPRESENTATIONS. UXP has not and shall not be deemed to have made to Parent or Mergerco any representation or warranty other than as expressly made by UXP in Section 3. Parent and Mergerco have not and shall not be deemed to have made to UXP any representation or warranty other than as expressly made by Parent and Mergerco in Section 4.

         8.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument. The signatures of the parties on this Agreement may be delivered by facsimile and any such facsimile signature shall be deemed an original.

         8.9 HEADINGS; TERMS. The section headings contained in this Agreement are for convenience only and will not affect in any way the meaning or interpretation of this Agreement. Defined terms will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word include (and any variation) is used in an illustrative sense rather than a limiting sense. The word day means a calendar day, unless a Business Day is specified. All references to "Sections" are to sections of this Agreement unless indicated otherwise.

         8.10 WAIVERS. No waiver by either party of any default, misrepresentation or breach of warranty or covenant hereunder will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

         8.11 SEVERABILITY. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms and provisions hereof.

         8.12 EXPENSES. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, each party shall bear its own costs and expenses (including, without limitation, legal fees and expenses) incurred either before or after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby. The fact that such expenses have been paid or incurred by UXP shall not constitute or give rise to a breach of any of its representations, warranties or covenants hereunder. Notwithstanding the foregoing, either party may recover its costs and expenses, including reasonable attorney's fees, incurred in connection with this Agreement or the transactions contemplated hereby as damages in a suit for willful breach permitted by Section 7.2.

         8.13 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring a party by virtue of the authorship of any of the provisions of this Agreement.

         8.14     INCORPORATION OF DISCLOSURE SCHEDULE. The UXP Disclosure
Schedule is incorporated herein by reference and made a part hereof. For purposes of this Agreement, any matter disclosed in any portion of the UXP Disclosure Schedule shall be deemed to have been disclosed for purposes of and to be an exception to all representations and warranties of UXP in this Agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                    UXP:

                                    UNITED STATES EXPLORATION, INC.

                                    /s/ Bruce D. Benson
                                    --------------------------------------------
                                    By: Bruce D. Benson
                                    Title: Chief Executive Officer and President

                                    PARENT:

                                    DGL ACQUISITION CORP.

                                    By: /s/ Steven D. Durrett
                                       -----------------------------------------
                                       Steven D. Durrett, President

                                    MERGERCO:

                                    DGL MERGERCO, INC.

                                    By: /s/ Steven D. Durrett
                                       -----------------------------------------
                                       Steven D. Durrett, President

                                                                         ANNEX I


                                 PLAN OF MERGER
                               DGL MERGERCO, INC.
                                  WITH AND INTO
                         UNITED STATES EXPLORATION, INC.


1. PARTIES. The parties to the merger are DGL Mergerco, Inc., a Colorado corporation ("Mergerco"), and United States Exploration, Inc., a Colorado corporation ("UXP").

2. SURVIVING CORPORATION. Mergerco shall be merged with and into UXP, which shall be the surviving corporation in the merger. The merger shall be effective upon the filing of Articles of Merger with the Colorado Secretary of State. The separate existence of Mergerco shall cease at the effective time of the merger.

3. ARTICLES AND BYLAWS. Upon the effective time of the merger, (a) the Articles of Incorporation of UXP as the surviving corporation shall be amended and restated to read in their entirety as reflected in EXHIBIT A attached hereto and
(b) the Bylaws of Mergerco shall be the Bylaws of UXP as the surviving corporation, in each case, until amended in accordance with Colorado law.

4. DIRECTORS AND OFFICERS. The directors and officers of Mergerco at the effective time of the merger shall, from and after such effective time, be the directors and officers of the surviving corporation, and shall hold their positions until the election or appointment and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Articles of Incorporation and Bylaws of the surviving corporation, or as otherwise provided by applicable law.

5. EFFECT OF MERGER. Upon the effective time of the merger, all property, real, personal and mixed, and all debts due to either UXP or Mergerco, as well as all other things and causes of action belonging to each of them, shall be vested in UXP as the surviving corporation, and shall thereafter be the property of the surviving corporation as they were of each of the corporations that have been merged, and all debts, liabilities and duties of each of the corporations that have been merged shall thereafter attach to the surviving corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

6. CONVERSION OF SHARES. At the effective time of the merger, by virtue of the merger and without any action on the part of any other person or entity (i) each share of common stock of Mergerco issued and outstanding immediately prior to such effective time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of UXP common stock, (ii) each share of common stock of UXP which is held by DGL Acquisition Corp., a Delaware corporation, or Mergerco and any issued shares of UXP common stock held in the treasury of UXP shall automatically be canceled and retired and no payment shall be made with respect thereto, and (iii) each share of common stock of UXP issued and outstanding immediately prior to such effective time, other than those shares described in clause (ii), shall be automatically converted into the right to receive $2.82 in cash; provided that any shares of UXP common stock as to which dissenter's rights are properly exercised and maintained pursuant to Article 113 of the Colorado Business Corporation Act shall not be converted as provided in clause (iii), but shall be disposed of as required by that Article.

                                                                        ANNEX II


                          TRANSITION SERVICES AGREEMENT

         This Transition Services Agreement ("Agreement") is made and entered into as of this _____ day of ___________, 2003, by and between United States Exploration, Inc. ("UXP"), a Colorado corporation and wholly owned subsidiary of DGL Acquisition Corp., a Delaware corporation, and Benson Mineral Group, Inc. ("BMG"), an Oklahoma corporation. UXP and BMG are referred to individually herein as a "Party" and collectively as the "Parties."

                                   WITNESSETH:

         A. UXP desires to retain BMG to provide certain administrative and other services to UXP, as further described in Section 1 below, during the term of this Agreement.

         B. BMG is agreeable to providing such services pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, the Parties hereto agree as follows:

1.       SERVICES

         1.1 During the term of this Agreement, BMG shall make available each of the employees listed on EXHIBIT A hereto, to the extent that such employees continue to be employed by BMG (each, an "Employee"), to provide or cause to be provided the services set forth on EXHIBIT B attached hereto or as otherwise agreed in writing by UXP and BMG (the "Services").

         1.2 EXHIBIT A sets forth for each Employee the amount of time per week that such Employee customarily devotes to the affairs of UXP based on a 40-hour week (such Employee's "UXP Time") and an hourly rate that is agreed by the parties to request BMG's cost of providing the services of that Employee, including salary, benefits, rent, systems, supplies and all other costs (such Employee's "Hourly Rate"). Subject to the terms of this Agreement, BMG shall make available and UXP shall pay for the Services of each Employee as follows:
(a) during the first 30 days of the term of this Agreement, 100% of such Employee's UXP Time; (b) during the second 30 days of the term of this Agreement, 67% of such Employee's UXP Time; and (c) during the final 30 days of the term of this Agreement, 33% of such Employee's UXP Time. If UXP fails to use the full available time of any Employee in any 30-day period, the unused time shall not carry over to a subsequent period.

         1.3 The parties acknowledge that the Services will not be required at an even rate over each 30-day period. UXP and BMG shall cooperate to schedule the time and responsibilities of each Employee so as to maximize efficiency, including, without limitation, coordinating the time spent at BMG's offices and UXP's offices so as to minimize travel time for the Employees. All time spent traveling to and from UXP's offices shall count as time worked for UXP under this Agreement. UXP shall provide or pay for all necessary transportation for Employees to and from UXP's offices and any incremental parking charges incurred by Employees. BMG shall cause each Employee to keep accurate records of daily hours worked for UXP ("Time Sheets") so as to enable BMG and UXP to determine when the maximum hours of Services for each Employee have been provided in any 30-day period. No Employee shall be required to work more than eight hours a day or 40 hours a week, including both time worked for UXP and time worked for BMG.

         1.4 UXP shall provide direction to the Employees where business decisions are required in the performance of the Services.

         1.5 During the term of this Agreement, BMG shall maintain its licenses to use the software described in EXHIBIT C so that such software is available to the Employees in connection with the provision of the Services.

         2. PERFORMANCE OBLIGATIONS

         2.1 The Employees shall, subject to Section 4.2 and subject to any Employee's right to terminate his or her employment, be employees of BMG and be paid by and enjoy the benefits to which they are entitled as employees of BMG.

         2.2 UXP agrees to make appropriate personnel reasonably available to answer any questions that BMG or the Employees may have in relation to the Services to be provided under this Agreement and to provide such additional information as BMG or the Employees may reasonably require to perform the requested Services.

3.       COMPENSATION

         3.1 UXP shall pay BMG on a bi-weekly basis for the Services. The amount to be paid for each Employee for each week shall be the product of that Employee's Hourly Rate times that Employee's UXP Time, times the percentage of that Employee's UXP Time applicable to that week under Section 1.2. If the applicable percentage changes during a week, the calculation shall be made separately for the portion of the week in which each percentage was applicable. UXP shall pay the full amount due whether or not it used all of the available time of each Employee during the week; provided that, if an Employee quits or is terminated during a week, UXP shall only pay for a pro rata portion of such Employee's UXP Time based on the number of days during the week that he or she was employed by BMG.

         3.2 BMG shall provide to UXP the Time Sheets for each week on Monday of the following week so that UXP can keep track of the hours worked by each Employee on a reasonably current basis.

         3.3 Invoices for Services will be rendered on a bi-weekly basis. Invoices shall be due and payable within 10 days following UXP's receipt of an itemized invoice.

         3.4 No contract or agreement requiring BMG to compensate outside vendors to perform the Services hereunder shall be entered into without UXP's prior written approval.

4.       INDEPENDENT CONTRACTOR STATUS

         4.1 Nothing contained in this Agreement shall constitute either Party hereto the agent of the other Party for any purpose. BMG shall be engaged as an independent contractor with full control over the manner and method of performance of the Services, subject to EXHIBIT B.

         4.2 BMG shall retain the absolute right to discipline or dismiss any BMG employee and UXP shall not purport to exercise any such right; provided that at any time UXP may require BMG to cause an Employee to cease to provide Services to UXP.

         4.3 BMG is not required to hire any new employees to provide Services during the term of this Agreement. Accordingly, in the event an Employee is terminated by BMG, is asked by UXP to cease to provide Services, or is otherwise not available to provide Services due to illness or any other cause, BMG shall not be obligated to provide a replacement employee to perform the Services previously provided by such Employee. If BMG is unable to provide Services hereunder, BMG shall notify UXP of such fact as promptly as practicable. Notwithstanding the foregoing, subject to Section 3.4 above, BMG may, but shall not be obligated to, hire an outside vendor to perform the Services. In the event an outside vendor is hired, the provisions of this Agreement shall remain in full force and effect as to the Services to be provided by the outside vendor and UXP shall pay BMG 110% of all amounts paid by BMG to such outside vendor for the Services.

5.       STANDARD OF CARE

         While performing the Services hereunder, BMG shall perform its duties in a commercially reasonable manner; provided, however, that BMG shall not be liable to UXP for any error of judgment or for any loss suffered by UXP or any third party in connection with the subject matter of this Agreement (howsoever any such loss may have occurred) unless such loss arises from the gross negligence, bad faith, fraud, intentional misconduct or willful default in the performance or non-performance by BMG or any Employee of the Services provided under or pursuant to the terms of this Agreement.

6.       TERM AND TERMINATION

         6.1 This Agreement, upon execution hereof, shall be effective as of the date hereof and shall continue in effect for a period of 90 days thereafter, subject, however, to termination at any time by UXP giving thirty (30) days prior written notice to BMG.

         6.2 In the event of a termination of this Agreement, BMG shall be entitled to all outstanding amounts due from UXP for Services provided under this Agreement up to the date of termination.

         6.3 Sections 3.1, 3.2, 3.3, 5, this Section 6 and Section 8 shall survive any termination of this Agreement.

7.       ASSIGNMENT

         Each Party hereto agrees not to assign or dispose of any of its rights and obligations under this Agreement without the prior consent of the other Party, which consent the other Party may withhold in its sole discretion.

8.       MISCELLANEOUS

         8.1 Entire Agreement. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter herein and supersedes any and all prior or contemporaneous understandings, negotiations or agreements between the Parties and, subject to the provisions of Section 7, shall be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives and permitted successors and assigns.

         8.2 Amendments. Any amendment, supplement, variation, alteration or modification to the Agreement must be made in writing and duly executed by an authorized representative or agent of each of the Parties hereto.

         8.3 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any other jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, each Party hereby waives any law which renders any provision hereof prohibited or unenforceable in any respect.

         8.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts shall be deemed to constitute one and the same instrument.

         8.5 Governing Law. This Agreement shall be governed and controlled as to its validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the State of Colorado (without regard to the conflicts of laws provisions thereof) applicable to contracts made in that state.

         8.6 Confidentiality. The Parties agree to maintain the confidentiality of all non-public information relating to the other Party and its affiliates regarding the Services and each Parties' business activities, except as may be required to be disclosed by law.

         8.7 Notices. Except as otherwise provided in this Agreement, whenever it is provided in this Agreement that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon one of the Parties by the other Party, or whenever either Party desires to give or serve upon the other Party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or sent by registered or certified-mail, return receipt requested, postage prepaid, or by overnight mail or courier, or delivery service or by facsimile and confirmed by facsimile answer back, addressed as follows:

If to BMG to:                                        If to UXP to:
-------------                                        -------------

Benson Mineral Group, Inc.                           United States Exploration, Inc..
1560 Broadway, Suite 1900                            100 N. 27th Street, Suite 450
Denver, CO  80202                                    Billings, MT  59101
Attn:  Bruce D. Benson                               Attn:  Steven D. Durrett
Telephone:  (303) 863-3550                           Telephone:  (406) ___-____
Facsimile:   (303) 863-1932                          Facsimile:   (406) 294-5992


or at such other address as may be substituted by written notice given as in this Section 8.7. The furnishing of any notice required under this Agreement may be waived in writing by the Party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication under this Agreement shall be deemed to have been duly given or served on (i) the date on which personally delivered, with receipt acknowledged, (ii) the date on which sent by facsimile and confirmed by answer back, (iii) the next business day if delivered by overnight or express mail, courier or delivery service, or (iv) three business days after the same shall have been deposited in the United States mail, as the case may be.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.


                                UNITED STATES EXPLORATION, INC.,
                                a Colorado company


                                BY:
                                   --------------------------------------------
                                Name:  Steven D. Durrett
                                Title: President


                                BENSON MINERAL GROUP, INC.


                                BY:
                                   --------------------------------------------
                                Name:  Bruce D. Benson
                                Title: President

                                    EXHIBIT A

                                    EMPLOYEES

NAME                          AREA OF RESPONSIBILITY               HOURLY RATE         HOURS/WEEK*
----                          ----------------------               -----------         -----------
Andrea Clugston               Executive Assistant                    $ 46.33

Shannon Guzman                Receptionist and Mail                  $ 23.72

Michael Murphy                Finance and Accounting                 $105.59

Shirley Kovar**               Land                                   $ 86.30

Pat Horn                      Accounting, Payroll and                $ 56.32
                              Employee Benefits

Phyllis Smith                 Revenue Accounting                     $ 44.78


-----------------
* To be determined based on average time during July and August, 2003.

** Although Ms. Kovar is a licensed attorney, she does not render title or other legal opinions to the Company.

                                    EXHIBIT B

                                    SERVICES


         1. GENERAL. BMG shall cause the Employees to continue to perform the same functions for UXP that they have historically performed prior to the date of this Agreement as reflected in EXHIBIT A and to assist the new personnel hired by UXP in transitioning into those functions. However, the Employees shall not be authorized or required to make management decisions and UXP shall have appropriate representatives available to make all necessary management decisions.

         2. FACILITIES. BMG shall make available to the Employees for the performance of Services all of the offices, equipment, supplies, software and other facilities that they have historically used in performing services for UXP, without additional charge to UXP. BMG shall use reasonable efforts to accommodate UXP personnel on BMG's premises for purposes of training and transition, but UXP recognizes that BMG will not be able to provide offices or separate systems or equipment for such personnel.

         3. PURPOSE. The purpose of the Services is to assist UXP in making a smooth transition from the facilities and personnel that have previously been used to perform the functions listed in EXHIBIT A to new facilities and personnel acquired and hired by UXP. However, the Employees may only be required to perform and train UXP personnel to perform the services they have historically performed using the systems they have historically used and may not be required to perform or participate in any conversion to different systems or procedures that UXP may decide to implement.

                                    EXHIBIT C

                                    SOFTWARE


                   SOFTWARE                          USE
                   --------                          ---
                   M/S Word                          Word processing
                   M/S Excel                         Spreadsheets
                   M/S Access                        Land database
                   Word Perfect 9.0                  Word processing/legal docs
                   SSI                               Accounting
                   FAS                               Fixed Assets
                   ADP                               Payroll

                                                                       ANNEX III


                                VOTING AGREEMENT


                  THIS VOTING AGREEMENT is made as of September ___, 2003 by the undersigned shareholder (the "Shareholder") of United States Exploration, Inc., a Colorado corporation ("UXP"), for the benefit of DGL Acquisition Corp., Delaware corporation (the "Purchaser.")

                                    Recitals

                  Pursuant to the terms of an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") among UXP, the Purchaser and DGL Mergerco, Inc., a Colorado corporation ("Mergerco"), the Purchaser has agreed to acquire UXP in a merger in which the outstanding shares of Common Stock of UXP will be converted into the right to receive $2.82 per share in cash (the "Merger.") As a condition to its willingness to enter into the Merger Agreement, the Purchaser has required that the Shareholder agree, and the Shareholder is willing to agree, to the matters set forth herein.

                                    Agreement

                  Accordingly, in consideration of the agreements of the Purchaser in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholder, intending to be legally bound hereby, agrees as follows for the benefit of the Purchaser:

     1.   Representations and Warranties of Shareholder.

                  (a) Ownership. The Shareholder represents and warrants to the Purchaser that he is the record and/or beneficial owner of and has the sole power to vote or direct the voting of the number of shares of UXP Common Stock set forth opposite his signature below (together with any other shares of UXP Common Stock or other voting capital stock acquired by the Shareholder prior to the termination of this Agreement, the "Shares.") As of the date hereof, listed opposite the name of the Shareholder on the signature page hereof are all the Shares, which constitute all of the shares of UXP Common Stock held of record, owned by or for which voting power or disposition power is held or shared by the Shareholder or any of its affiliates, and in each case identifies the record owner of such Shares on the stock transfer records of UXP if the Shareholder is not the record owner. The Shareholder has and will have at all times through the Effective Time (as defined in the Merger Agreement) sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement hereof and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

                  (b) No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (i) has not entered into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Shareholder



                                     III-1
and (b) has not granted a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Shareholder.

                  (c) Authorization; Validity of Agreement; Necessary Action. The Shareholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms.

                  (d) No Violation. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any governmental authority applicable to the Shareholder or by which any of its assets or properties are bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of any securities, or result in the creation of any lien on the properties or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of its assets or properties is bound.

         2. Transfer and Other Restrictions. The Shareholder agrees that, prior to the Merger, he shall not, and shall not enter into any agreement to:

                  (a) sell, exchange, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, exchange, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares;

                  (b) grant any proxies or enter into any voting agreement or similar arrangement with respect to any of the Shares, except proxies instructing that the Shares be voted in accordance with Section 3; or

                  (c) deposit any of the Shares into a voting trust or other similar arrangement.

         3. Voting. The Shareholder agrees to attend, in person or by proxy, all meetings of the shareholders of UXP and, at any meeting of the shareholders of UXP, agrees to vote all of the Shares:

                  (a) in favor of the transactions contemplated by the Merger Agreement;

                  (b) against any action or agreement that could result in a breach of any covenant, representation or warranty of UXP in the Merger Agreement;

                  (c) except as otherwise agreed by the Purchaser, against any action or agreement that would impede, interfere with or discourage the transactions contemplated by the Merger Agreement (or attempt to do any of the foregoing), including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, rights offering, reorganization,



                                     III-2
recapitalization or liquidation involving UXP, other than the Merger; (ii) a sale or transfer of a material portion of the assets of UXP or the issuance of any securities of UXP, other than upon exercise of outstanding options; (iii) any change in the executive officers or Board of Directors of UXP; (iv) any change in the present authorized, issued or outstanding capital stock of UXP (other than as a result of the exercise of options outstanding on the date of this Agreement), or the issuance by UXP of any options, warrants, debentures or other securities convertible into or exercisable or exchangeable for capital stock of UXP or any other change in the present capitalization or dividend policy of UXP; (v) any change in the articles of incorporation or bylaws of UXP; or (vi) any other change in UXP's corporate structure or business; and

                  (d) in the manner specified by the Purchaser from time to time with respect to any other matter which, in the Purchaser's reasonable judgment, may contradict any provision of this Agreement or the Merger Agreement or may make it more difficult or less desirable for the Purchaser to consummate the Merger or may delay or hinder the consummation of the Merger.

         4. Proxy. The Shareholder agrees to grant to the Purchaser a proxy to vote the Shares above if the Shareholder fails for any reason to vote such Shares in accordance with this Agreement. The Shareholder agrees that such a proxy would be coupled with an interest and irrevocable for so long as this Agreement is in effect, and the Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of such proxy.

         5. Other Agreements.

                  (a) In case of a stock dividend or distribution, or any change in UXP Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

                  (b) The Shareholder hereby agrees, while this Agreement is in effect, to notify the Purchaser promptly in writing of the number of any additional shares of UXP Common Stock or other securities of UXP acquired by the Shareholder, if any, after the date hereof.

         6. Specific Enforcement. The Shareholder acknowledges that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the Shareholder shall be specifically enforceable, in addition to any other remedy which may be available to the Purchaser at law or in equity.

         7. Termination. This Agreement shall terminate without any action by any of the parties hereto upon the earlier to occur of (i) the termination of the Merger Agreement pursuant to its terms or (ii) the Effective Time of the Merger.

         8. Stop Transfer Order. In furtherance of this Agreement, the Shareholder shall and hereby does authorize and instruct UXP to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares owned beneficially and of record by the Shareholder and all Shares acquired by the Shareholder after the date hereof.







                                     III-3

         9. Further Assurances. From time to time, at the other party's request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

         10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to UXP, to:

                      United States Exploration, Inc.
                      Attn: Bruce D. Benson
                      1560 Broadway Street, Suite 1900
                      Denver, CO 80202

                      with copies to:

                      Sherman & Howard L.L.C.
                      Attn: Andrew L. Blair, Esq.
                      633 Seventeenth Street, Suite 3000
                      Denver, CO 80202

                  (b) if to the Purchaser, to:

                      DGL Acquisition Corp.
                      Attn:  Steven V. Durrett
                      Double D Energy, LLC
                      100 N. 27th Street, Suite 450
                      Billings, MT  59101

                      with copies to:

                      Davis Graham & Stubbs LLP
                      Attn: Ronald L. Levine II, Esq.
                      1550 Wazee Street, Suite 500
                      Denver, CO 80202

                  (c) if to Shareholder, to the address listed next to the Shareholder's name on the signature page hereto.

         11. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         12. Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements




                                     III-4
and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         13. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         14. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders or limited partners. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

         15. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         16. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado applicable to contracts made and performed entirely within such State. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Colorado and the federal courts of the United States of America located in the State of Colorado solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Colorado State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute (solely for purposes of this Section 16 with respect to matters involving this Agreement and the transactions provided for herein) and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

         17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.





                                     III-5

         IN WITNESS WHEREOF, this Voting Agreement has been duly executed and delivered by the Shareholder as of the date first written above.

                                  Shareholder:


No. of Shares*:


----------------------------                 ----------------------------------




----------

*Identify Shares held of record by a person or entity other than the Shareholder and name such person or entity.


No. of Shares:                                Record Owner:


 ----------                                   ---------------------------------

 ----------                                   ---------------------------------

 ----------                                   ---------------------------------





                                     III-6